
                                                                    Exhibit 10.1

                       ASSET AND STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                              SCHAUBLIN FRANCE SA,

                               SCHAUBLIN USA INC.,

                                  SCHAUBLIN SA,

                                       AND

                                RBC SCHAUBLIN SA

                          DATED AS OF DECEMBER 19, 1999


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                               TABLE OF CONTENTS

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                                                                            PAGE

ARTICLE I        DEFINITIONS..............................................     1
         1.1.    Index of Defined Terms...................................     1
         1.2.    General Defined Terms....................................     4

ARTICLE II       PURCHASE AND SALE........................................     7
         2.1.    General..................................................     7
         2.2.    Purchase and Sale of Bovagnet Shares.....................     8
         2.3.    Transfer of Assets by Sellers............................     8
         2.4.    Excluded Assets...........................................   12
         2.5.    Assumption of Liabilities.................................   12
         2.6.    Excluded Liabilities......................................   13
         2.7.    Assignment of Contracts and Rights........................   15
         2.8.    Closing...................................................   15
         2.9.    Consideration.............................................   16
         2.10.   Payment of the Consideration..............................   17
         2.11.   First Closing Deliveries..................................   19
         2.12.   Second Closing Deliveries.................................   21

ARTICLE III      REPRESENTATIONS AND WARRANTIES AS TO SCHAUBLIN ENTITIES...   22
         3.1.    Existence and Power.......................................   22
         3.2.    Authorization.............................................   23
         3.3.    Governmental Authorization................................   23
         3.4.    Non-Contravention.........................................   24
         3.5.    Financial Statements; Undisclosed Liabilities.............   24
         3.6.    Absence of Certain Changes................................   25
         3.7.    Real Property.............................................   27
         3.8.    Leased Personal Property..................................   28
         3.9.    Shares....................................................   29
         3.10.   Sufficiency of and Title to the Assets of the Business....   29
         3.11.   Affiliates................................................   30
         3.12.   Inventory.................................................   31

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                                TABLE OF CONTENTS
                                   (CONTINUED)

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                                                                            PAGE

         3.13.   Litigation................................................   31
         3.14.   Contracts.................................................   31
         3.15.   Customers and Suppliers...................................   32
         3.16.   Permits; Required Consent.................................   33
         3.17.   Compliance with Applicable Laws...........................   34
         3.18.   Employee Information......................................   34
         3.19.   Labor Matters.............................................   35
         3.20.   Employee Benefit Plans....................................   35
         3.21.   Intellectual Property.....................................   36
         3.22.   Advisory Fees.............................................   37
         3.23.   Disclosure of Business Secrets to Others;
                  Non-Competition Agreements ..............................   37
         3.24.   Environmental Matters.....................................   37
         3.25.   Tax Matters...............................................   38
         3.26.   Insurance.................................................   39
         3.27.   Products..................................................   39
         3.28.   Material Disclosures......................................   39
         3.29.   Payment of Consideration..................................   40

ARTICLE IV       REPRESENTATIONS AND WARRANTIES OF BUYER...................   40
         4.1.    Organization and Existence................................   40
         4.2.    Corporate Authorization...................................   40
         4.3.    Governmental Authorization................................   40
         4.4.    Non-Contravention.........................................   40
         4.5.    Advisory Fees.............................................   40
         4.6.    Litigation................................................   41

ARTICLE V        COVENANTS OF SELLERS......................................   41
         5.1.    Compliance with Terms of Required Governmental Approvals
                 and Required Contractual Consents.........................   41
         5.2.    Maintenance of Insurance Policies.........................   41
         5.3.    Confidentiality...........................................   41
         5.4.    Taxes.....................................................   42



                                      -ii-
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                                TABLE OF CONTENTS
                                   (CONTINUED)



                                                                            PAGE


         5.5.    Right to Corporate Name...................................   42
         5.6.    Asbestos Conditions.......................................   43
         5.7.    Schedules.................................................   43
         5.8.    Compliance by Sellers.....................................   43

ARTICLE VI       COVENANTS OF BUYER AND SELLERS............................   43
         6.1.    Further Assurances........................................   43
         6.2.    Certain Filings...........................................   44
         6.3.    Public Announcements......................................   44
         6.4.    Administration of Accounts................................   44
         6.5.    Employees and Employee Benefit Matters....................   45
         6.6.    Product Warranty Claims...................................   46
         6.7.    Receivables...............................................   46
         6.8.    Actions Prior to the Second Closing Date..................   47
         6.9.    Internet Site.............................................   47

ARTICLE VII      INDEMNIFICATION...........................................   47
         7.1.    Indemnity by Schaublin Swiss..............................   47
         7.2.    Indemnity By Buyer........................................   49
         7.3.    Procedure for Satisfaction of Indemnity Claims............   49
         7.4.    Satisfaction of Indemnity Claims..........................   51
         7.5.    Interest..................................................   51
         7.6.    Payments..................................................   51
         7.7.    No Limitation.............................................   52

ARTICLE VIII     NON-COMPETITION, NON-DISCLOSURE, NON-SOLICITATION.........   52
         8.1.    Non-Competition...........................................   52
         8.2.    Non-Disclosure............................................   52
         8.3.    Non-Solicitation of Customers.............................   53
         8.4.    Non-Solicitation of Employees.............................   53
         8.5.    Obligation for Employees' Actions.........................   53
         8.6.    Remedies..................................................   53
         8.7.    Consideration.............................................   54


                                      -iii-
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                                TABLE OF CONTENTS
                                   (CONTINUED)


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                                                                            PAGE

ARTICLE IX       MISCELLANEOUS.............................................   54
         9.1.    Actions by Sellers........................................   54
         9.2.    Notices...................................................   54
         9.3.    Amendments; No Waivers....................................   55
         9.4.    Expenses..................................................   55
         9.5.    Successors and Assigns....................................   55
         9.6.    Governing Law.............................................   56
         9.7.    Counterparts; Effectiveness...............................   56
         9.8.    Entire Agreement..........................................   56
         9.9.    Captions..................................................   56
         9.10.   Severability..............................................   56
         9.11.   Construction..............................................   56
         9.12.   Arbitration of Claims.....................................   57
         9.13.   Cumulative Remedies.......................................   58
         9.14.   Third Party Beneficiaries.................................   58


                       ASSET AND STOCK PURCHASE AGREEMENT

       This ASSET AND STOCK PURCHASE AGREEMENT (this "Agreement") dated as of December __, 1999 is by and among SCHAUBLIN SA, a Swiss corporation ("Schaublin Swiss"), SCHAUBLIN FRANCE SA, a French corporation ("Schaublin France") and SCHAUBLIN USA INC., a Delaware corporation ("Schaublin USA" and together with Schaublin Swiss and Schaublin France, "Sellers"), and RBC SCHAUBLIN SA, a Swiss corporation ("Buyer").

                                 R E C I T A L S

       WHEREAS, Sellers and J. Bovagnet SA, a French corporation ("Bovagnet" and together with Sellers, the "Schaublin Entities"), are engaged in the design, development, manufacture, assembly, sale and distribution of bearings, machine tool collets and machine tools;

       WHEREAS, Sellers desire to sell and transfer to Buyer substantially all of their assets related to the design, development, manufacture, assembly, sale and distribution of bearings and machine tool collets (the "Business") in consideration for the delivery by Buyer of the Consideration and on the terms and conditions set forth herein;

       WHEREAS, Schaublin Swiss is the beneficial and record owner of the number of issued and outstanding shares of stock of Bovagnet set forth opposite its name on SCHEDULE 3.9(a) attached hereto (the "Bovagnet Shares"); and

       WHEREAS, Schaublin Swiss wishes to sell, and Buyer wishes to purchase, the Bovagnet Shares on the terms and conditions set forth herein.

                                A G R E E M E N T

       NOW, THEREFORE, in consideration of the premises, and the mutual representations, warranties, covenants and agreements hereinafter set forth, the parties hereto agree as follows.

                                   ARTICLE I

                                   DEFINITIONS

       1.1. INDEX OF DEFINED TERMS. The following is an index of defined terms utilized in this Agreement:


Defined Term                                       Section                Page
------------                                       -------                ----
Accounting Principles                              1.2                    4
Affiliate                                          1.2                    4



Defined Term                                       Section                Page
------------                                       -------                ----
Agreement                                          Preface                1
Allocation Statement                               2.9(b)                 16
Annual Financials                                  3.5(a)                 24
Applicable Law                                     1.2                    4
Assumed Liabilities                                2.5                    12
Monetary Liabilities                               2.5(a)                 12
Bovagnet Shares                                    Preface                1
Business                                           1.2                    1
Business Area                                      1.2                    4
Business Day                                       1.2                    4
Business Secrets                                   8.2                    53
Buyer                                              Preface                1
Cash Portion                                       2.10(a)(i)             17
Closing                                            2.8(d)                 15
Closing Date                                       2.8(d)                 15
Closing Statement                                  2.10(c)(i)             18
Consideration                                      2.9(a)                 16
Contracts                                          1.2                    5
Controlled Entity                                  3.20(a)                36
Effective Time                                     2.8                    15
Employee                                           1.2                    5
Employment Agreements                              3.18(b)                34
Encumbrances                                       2.2                    8
Environmental Claim                                1.2                    5
Environmental Condition                            1.2                    5
Environmental Laws                                 1.2                    5
Equipment                                          2.3(a)(ii)             9
Escrow Agent                                       2.10(b)                18
Estimated Net Book Value                           2.9(a)(i)              16
Excluded Assets                                    2.4                    12
Excluded Liabilities                               2.6                    13
Excluded Product Warranty Claims                   6.6                    46
Financials                                         3.5(a)                 24
First Choice                                       2.10(c)(i)             18
First Closing                                      2.8(a)                 15
First Closing Date                                 2.8(a)                 15
Governmental Authority                             1.2                    5
Hazardous Materials                                1.2                    5
Indemnified Party                                  7.3(a)                 49
Indemnifying Party                                 7.3(a)                 49
Indemnity Claim                                    7.3(a)                 49



Defined Term                                       Section                Page
------------                                       -------                ----

Insurance Policies                                 3.26                   39
Intellectual Property Rights                       2.3(a)(ix)             10
Interim Financials                                 3.5(a)                 24
Interim Period                                     2.5                    12
Interim Period Cash Flow                           2.9(d)                 16
Inventory                                          2.3(a)(iii)            9
Isomeric                                           3.1(f)                 23
Knowledge                                          1.2                    6
Leased Real Property                               3.7(a)                 27
Leases                                             3.8                    28
Liability                                          1.2                    6
Lien                                               1.2                    6
Loss Contracts                                     3.15(d)                33
Losses                                             7.1(a)                 48
Machine Tool Business                              2.11(a)(xiii)          20
Material                                           1.2                    6
Net Book Value                                     3.5(e)                 25
1998 Balance Sheet                                 3.5(a)                 24
Notification Procedure                             5.4(a)                 42
Permits                                            3.16(a)                33
Person                                             1.2                    6
Personal Property Leases                           3.8                    28
Plans                                              3.20(a)                36
Pre-Closing Period                                 2.8                    15
Prepaid Expenses                                   2.3(a)(vi)             9
Proceedings                                        3.13                   31
Product                                            1.2                    7
Proposed Closing Statement                         2.10(b)                18
Real Property Leases                               3.7(b)                 27
Receivables                                        2.3(a)(v)              9
Related Agreements                                 3.2                    23
Required Contractual Consent                       3.16(b)                33
Required Consents                                  3.16(b)                33
Required Governmental Approval                     3.16(b)                33
Restricted Period                                  8.1                    52
Restrictive Covenants                              2.9(a)                 16
Schaublin Entities                                 Preface                1
Schaublin Financials                               3.5(a)                 24
Schaublin France                                   Preface                1
Schaublin France Filing                            2.10(b)                18
Schaublin USA                                      Preface                1



Defined Term                                       Section                Page
------------                                       -------                ----
Scheduled Contracts                                3.14(a)                31
SCI                                                3.1(e)                 23
Second Closing Date                                2.8(a)                 15
Second Closing Payment                             2.10(b)                18
Selected Firm                                      2.10(c)(i)             19
Seller                                             Preface                1
Settlement Notice                                  7.3(c)                 50
Tax                                                1.2                    7
Tax Return                                         1.2                    7
Third Party Claim                                  7.3(b)                 49
Transferred Assets                                 1.2                    7
Transferred Employees                              6.5(a)                 45
Year 2000 Compliant                                1.2                    7


              1.2. GENERAL DEFINED TERMS. As used herein, the following terms shall have the meaning indicated:

       "ACCOUNTING PRINCIPLES" means, as to Schaublin USA, the Generally Accepted Accounting Principles applied on a consistent basis and, as to the other Schaublin Entities, the International Accounting Standards applied on a consistent basis.

       "AFFILIATE" means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under direct or indirect common control with such other Person.

       "APPLICABLE LAW" means, with respect to any Person, any domestic or foreign, federal, state or local statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Authority (including any Environmental
Law) applicable for any reason whatsoever to such Person or any of its Affiliates or any of their respective properties, assets, business operations, officers, directors, employees, consultants or agents (in connection with such officer's, director's, employee's, consultant's or agent's activities on behalf of such Person or any of its Affiliates).

       "BUSINESS" means the design, development, manufacture, assembly, sale and distribution of bearings and machine tool collets by the Schaublin Entities.

       "BUSINESS AREA" means, as applicable to a Seller, the geographic areas in which such Seller engaged in the Business prior to the Closing Date.

       "BUSINESS DAY" means a day other than a Saturday, Sunday or other day that is an official holiday in Zurich, Switzerland.

       "CONTRACTS" means all contracts, agreements, options, leases, licenses, sales and purchase orders, commitments and other instruments of any kind, whether written or oral including the Scheduled Contracts (as defined herein), but only those that satisfy the representations contained in Section 3.14.

       "EMPLOYEE" means any Person employed by any of the Schaublin Entities in connection with the Business as listed on SCHEDULE 3.18(a).

       "ENVIRONMENTAL CLAIM" means any claim, action, cause of action, investigation or written notice by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory tests, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (i) the presence, or release into the environment, of any Hazardous Materials at any location, (ii) any Environmental Condition, or (iii) any other circumstance forming the basis of any violation, or alleged violation, of any Environmental Law.

       "ENVIRONMENTAL CONDITION" means a condition of the soil, surface waters, groundwaters, stream sediments, air and similar environmental media both on and off a property resulting from any activity, inactivity or operations occurring on such property, that, by virtue of Environmental Laws, (i) requires investigatory, corrective or remedial measures, and/or (ii) comprises a basis for claims against, demands of and/or liabilities of the Schaublin Entities or Buyer. "Environmental Condition" shall include those conditions identified or discovered before or after the Closing Date resulting from any activity, inactivity or operations whatsoever before the Closing Date.

       "ENVIRONMENTAL LAWS" means any and all federal, cantonal or municipal laws, rules, orders, regulations, statutes, ordinances, codes, guidelines, policies or requirements of any governmental authority regulating or imposing standards of liability or of conduct (including common law) concerning air, water, solid waste, Hazardous Materials, worker and community right-to-know, hazard communication, noise, resource protection, subdivision, inland wetlands and watercourses, health protection and other environmental, health, safety, building, and land use concerns as may now or at any time hereafter be in effect.

       "GOVERNMENTAL AUTHORITY" means any foreign, domestic, federal, territorial, state, cantonal or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

       "HAZARDOUS MATERIALS" means any petroleum, petroleum products, fuel oil, derivatives of petroleum products or fuel oil, explosives, reactive materials, ignitable materials, corrosive materials, pollutants, contaminants, hazardous chemicals, hazardous wastes, hazardous substances, extremely hazardous substances, toxic substances, toxic chemicals, radioactive materials, medical waste, biomedical waste, infectious materials and any other element, compound, mixture, solution or substance which may pose a present or potential hazard to human health or safety or to the environment.

       "KNOWLEDGE" whether capitalized or not, when used to qualify a representation, warranty or covenant contained in this Agreement means: (i) that knowledge actually in the possession of the Person making the representation or warranty or bound by the covenant, or of such other Person as is referred to and
(ii) that knowledge that could be obtained by any such Person following a reasonable inquiry into the facts underlying the representation, warranty or covenant. With respect to Sellers, Knowledge shall refer to the Knowledge of the following Persons: H.J. Meier, Charles Schaublin, Roland Hagenbuchle, Pierre Mossiman, Christian Rey and David Atwood. With respect to Buyer, Knowledge shall refer to the Knowledge of the following Persons: Michael Hartnett, Michael Gostomski, Hans Rosner, Gregory Ceuch and Thomas King.

       "LIABILITY" means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable, convertible into money or calculable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person and whether or not the same appears on any Schedule to this Agreement.

       "LIEN" means, with respect to any asset, any mortgage, title defect or objection, lien, pledge, charge, security interest, hypothecation, restriction, encumbrance or charge of any kind in respect of such asset.

       "MATERIAL", whether capitalized or not, when used to qualify a representation, warranty, or covenant contained in this Agreement shall mean, unless otherwise defined, as the case may be and to the extent that the context so requires, either (i) that there is a reasonable probability under all the circumstances and in view of the total mix of information available that a reasonable Person, in the position relying thereon, would attach importance in deciding whether to enter into and consummate this Agreement in accordance with the specific terms contained herein; or (ii) that the magnitude of any inaccuracy in, or noncompliance with, the representation, warranty or covenant at issue is substantial enough to result in monetary liability or cost to the party to this Agreement for whose benefit the representation, warranty or covenant is made.

       "MONETARY LIABILITIES" means, as applicable to a Schaublin Entity, accounts payable, accrued liabilities and other monetary liabilities of such Schaublin Entity, but only those that were (i) incurred prior to October 1, 1999 and are set forth on the Interim Financials or (ii) incurred after October 1, 1999 in the ordinary course of business.

       "PERSON" means an individual, corporation, partnership, association, trust, estate, joint-stock company, limited liability company, joint venture, trust or other entity or organization, including a Governmental Authority.

       "PRODUCT" means any product manufactured, processed, distributed, shipped or sold by or for the account of the Schaublin Entities in connection with the Business.

       "TAX" means all taxes imposed of any nature including federal, state, cantonal, local or foreign net income tax, alternative or add-on minimum tax, profits or excess profits tax, franchise tax, gross income, adjusted gross income or gross receipts tax, all employment related tax, real or personal property tax or ad valorem tax, sales or use tax, excise tax, stamp tax or duty, any withholding or back up withholding tax, value added tax, severance tax, prohibited transaction tax, premiums tax, occupation tax, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental authority (domestic or foreign) responsible for the imposition of any such tax.

       "TAX RETURN" means all returns, reports, forms or other information required to be filed with respect to any Tax.

       "TRANSFERRED ASSETS" means the collective assets, properties, rights, licenses, permits, contracts, causes of action and claims to be transferred to Buyer by Schaublin Swiss, Schaublin France and Schaublin USA pursuant to this Agreement.

       "YEAR 2000 COMPLIANT" means with respect to information technology designed to be used prior to, during or after calendar year 2000, such information technology used during such time period will actually receive, provide and process date/time data (including, but not limited to, calculating, comparing and sequencing) from, into and between the 20th and 21st centuries, including the years 1999 and 2000, and leap year calculations and will not malfunction, cease to function, or provide invalid or incorrect results as a result of date/time data, to the extent that other information technology, used in combination with the information technology being acquired, properly exchanges date/time data with it.

                                   ARTICLE II

                                PURCHASE AND SALE

       2.1.   GENERAL.

       (a) (i) Schaublin Swiss conducts the Business from its facility in Delemont, Switzerland from which Schaublin Swiss designs, manufactures, sells and distributes Products.

              (ii) Bovagnet, which is owned by those stockholders listed on
       SCHEDULE 3.9 attached hereto, conducts the Business by selling and distributing Products in France.

              (iii) Schaublin France, a direct wholly owned subsidiary of Schaublin Swiss, conducts the Business by selling and distributing Products in France.

              (iv) Schaublin USA, a direct wholly owned subsidiary of Schaublin Swiss, conducts the Business in the United States by selling and distributing Products throughout the United States.

       (b) Buyer intends, and Sellers hereby agree, that Affiliates of Buyer, which have been identified to Sellers prior to the Closing, shall be the actual purchasers of some of the Transferred Assets and the Bovagnet Shares and shall assume some of the Assumed Liabilities, all as set forth on SCHEDULE 2.1(b) hereto. Such Affiliates shall have the same rights, privileges and obligations of Buyer that were granted by or to, or created in, Buyer under this Agreement as if such rights, privileges and obligations were granted by or to, or created in, such Affiliate.

       2.2. PURCHASE AND SALE OF BOVAGNET SHARES. Subject to the terms and conditions herein contained, at the Closing on the Closing Date, Schaublin Swiss shall sell, assign, transfer and deliver to Buyer all of the Bovagnet Shares free and clear of all options, pledges, security interests, liens, mortgages, claims, debts, charges, voting agreements, voting trusts or other encumbrances or restrictions on transfer of any kind whatsoever (collectively, the "Encumbrances").

       2.3. TRANSFER OF ASSETS BY SELLERS.

       (a) Upon the terms and subject to the conditions of this Agreement and in reliance upon the representations, warranties and agreements herein set forth, Buyer agrees to purchase from Schaublin Swiss and Schaublin USA, and Schaublin Swiss and Schaublin USA agree to sell or cause to be sold to Buyer at the Closing, all the assets, properties, rights, licenses, permits, contracts, causes of action and claims, of every kind and description as the same shall exist on the Closing Date (other than the Excluded Assets), wherever located, whether tangible or intangible, real, personal or mixed, that are used, owned by, leased by or in the possession of Schaublin Swiss or Schaublin USA in connection with the Business, whether or not (and regardless of how) reflected on the books and records of Schaublin Swiss or Schaublin USA, including all assets of theirs shown on the Interim Financials and not disposed of in the ordinary course of business or as permitted by this Agreement prior to the Closing Date and, including without limitation, all right, title and interest of Schaublin Swiss and Schaublin USA in, to, and under the following, in any and all such cases to the extent used, owned by, leased by or in the possession of Schaublin Swiss or Schaublin USA in connection with the Business at the time of
Closing:

              (i) all leases, capitalized or operating, of, and other interests in, real property, in each case together with all buildings, structures, fixtures, building equipment, easements and improvements erected thereon and appurtenances and rights and interests thereto including, but excluding all real property;

              (ii) all machinery, equipment, furniture, office equipment, computer equipment (including all hardware and software), communications equipment, vehicles, storage tanks, spare and replacement parts, fuel and other tangible property (and interests in any of the foregoing) ("Equipment") including, without limitation, the Equipment set forth on
       SCHEDULE 2.3(a)(ii) hereto;

              (iii) all items of inventory, including all raw materials, purchased parts, work-in-process, finished goods, supplies, spare parts and samples (collectively, the "Inventory");

              (iv) all Contracts to which Schaublin Swiss or Schaublin USA is a party on the Closing Date;

              (v) all accounts receivable and notes receivable, together with any unpaid interest or fees accrued thereon or other amounts due with respect thereto, and any security or collateral therefor, including recoverable advances and deposits (collectively, the "Receivables");

              (vi) all prepaid charges and expenses, including any such charges and expenses with respect to ad valorem taxes, leases and rentals and utilities, but only to the extent that Buyer will benefit therefrom following the Effective Time ("Prepaid Expenses");

              (vii) all rights under any insurance policy to insurance proceeds for any Losses in connection with the Business prior to the Closing Date;

              (viii) all rights, claims, credits, causes of action or rights of setoff against third parties relating to the Business or the Transferred Assets, whether liquidated or unliquidated, fixed or contingent, including claims pursuant to all warranties, representations and guarantees made by suppliers, manufacturers, contractors and other third parties in connection with products or services purchased by or furnished to Schaublin Swiss or Schaublin USA affecting any of the Transferred Assets or with respect to the Year 2000 Compliant nature of the Transferred Assets;

              (ix) all patents, trademarks, trade names (including the name "Schaublin", those trademarks described on SCHEDULE 2.3(a)(ix) and all variations and derivatives thereof), trade styles, logos, service marks and Internet domain names and all applications and registrations therefor and licenses thereof and all technical, processing, manufacturing or marketing information, including new developments, inventions, know-how, processes, ideas and trade secrets and documentation thereof (including related papers, blueprints, drawings, chemical compositions, formulae, diaries, notebooks, specifications, designs, methods of manufacture and data processing software) and all claims and rights related thereto (collectively, the "Intellectual Property Rights");

              (x) all tools, dies, jigs, molds, patterns, machinery and equipment, whether owned or leased, whether in the possession of Schaublin Swiss or Schaublin USA or vendors;

              (xi) all vehicles and rights under vehicle leases;

              (xii) all rights under agreements with employees and others concerning confidentiality and assignment of inventions;

              (xiii) all information systems, programs, software and documentation thereof (including all electronic data processing systems, program specifications, source codes, logs, input data and report layouts and formats, record file layouts, diagrams, functional specifications and narrative descriptions, flow charts and other related material);

              (xiv) all transferable franchises, licenses, permits or other authorizations issued or granted by any Governmental Authority that are owned by, granted to or held or used by Schaublin Swiss or Schaublin USA, whether or not actually utilized by any of them;

              (xv) all books, records, files and papers, whether in hard copy or computer format, including books of account, invoices, engineering information, manufacturing guidelines, documents related to ISO certification, sales and promotional literature, manuals and data, sales and purchase correspondence, lists of present and former suppliers, personnel and employment records of present and former employees, and documentation developed or used for accounting, marketing, engineering, manufacturing or any other purpose any time prior to the Closing;

              (xvi) all lists of present customers and lists of former customers;

              (xvii) all goodwill;

              (xviii) all product designations used in any catalog with respect to Products;

              (xix) except as specifically provided in Section 2.4 all other assets and properties of Schaublin Swiss and Schaublin USA used in connection with the Business that exist on the Closing Date, whether tangible or intangible, real or personal.

       (b) Upon the terms and subject to the conditions of this Agreement and in reliance upon the representations, warranties and agreements herein set forth, Buyer agrees to purchase from Schaublin France, and Schaublin France agrees to sell or cause to be sold to Buyer at the Closing, all the assets, properties, rights, licenses, permits, contracts, causes of action and claims, of every kind and description as the same shall exist on the Closing Date (other than the Excluded Assets), wherever located, whether tangible or intangible, real, personal or mixed, that are used, owned by, leased by or in the possession of Schaublin France in connection with the Business, whether or not (and regardless of how) reflected on the books and records of Schaublin France, including all its assets shown on the Interim Financials and not disposed of in the ordinary course of business or as permitted by this Agreement prior to the Closing Date and, including without limitation, all right, title and interest of Schaublin France in, to, and under the following, in any and all such cases to the extent used, owned by, leased by or in the possession of Schaublin France in connection with the Business at the time of Closing:

              (i) all items of Inventory;

              (ii) all Contracts to which Schaublin France is a party on the Closing Date;

              (iii) all rights, claims, credits, causes of action or rights of setoff against third parties relating to the Business or the Transferred Assets, whether liquidated or unliquidated, fixed or contingent, including claims pursuant to all warranties, representations and guarantees made by suppliers, manufacturers, contractors and other third parties in connection with products or services purchased by or furnished to Schaublin France affecting any of the Transferred Assets or with respect to the Year 2000 Compliant nature of the Transferred Assets;

              (iv) all Intellectual Property Rights;

              (v) all rights under agreements with employees and others concerning confidentiality and assignment of inventions;

              (vi) all information systems, programs, software and documentation thereof (including all electronic data processing systems, program specifications, source codes, logs, input data and report layouts and formats, record file layouts, diagrams, functional specifications and narrative descriptions, flow charts and other related material);

              (vii) all transferable franchises, licenses, permits or other authorizations issued or granted by any Governmental Authority that are owned by, granted to or held or used by Schaublin France, whether or not actually utilized by Schaublin France;

              (viii) all books, records, files and papers, whether in hard copy or computer format, including books of account, invoices, engineering information, manufacturing guidelines, documents related to ISO certification, sales and promotional literature, manuals and data, sales and purchase correspondence, lists of present and former suppliers, personnel and employment records of present and former employees, and documentation developed or used for accounting, marketing, engineering, manufacturing or any other purpose any time prior to the Closing;

              (ix) all lists of present customers and lists of former customers;

              (x) all goodwill; and

              (xi) all product designations used in any catalog with respect to Products.

       2.4. EXCLUDED ASSETS. Buyer and Sellers expressly understand and agree that the assets and properties set forth on SCHEDULE 2.4 (the "Excluded Assets") shall be excluded from the Transferred Assets and shall be retained by Sellers.

       2.5. ASSUMPTION OF LIABILITIES. Upon the terms and subject to the conditions of this Agreement and in reliance upon the representations, warranties and agreements herein set forth, Buyer agrees to assume and in due course perform, pay and discharge only the following Liabilities of Schaublin Swiss, Schaublin USA and Schaublin France, effective at the time of the Closing (the "Assumed Liabilities"); provided that any such Assumed Liabilities satisfied by Schaublin Swiss, Schaublin USA or Schaublin during the period from October 1, 1999 to the Closing (the "Interim Period"), shall be allocated by Buyer and Sellers as set forth in Section 2.9:

       (a) Monetary Liabilities of Schaublin Swiss and Schaublin USA in respect of the Business;

       (b) Liabilities of Sellers which shall arise in respect of periods subsequent to the Closing under (i) the Personal Property Leases, (ii) the Real Property Leases and (iii), to the extent not constituting Excluded Liabilities the Scheduled Contracts; provided that the Liabilities described in this subparagraph (b) will not be Assumed Liabilities to the extent such Liabilities relate to the period preceding the Closing and, unless assumed under subparagraph (a), arise from actions or omissions of Sellers prior to the Closing (e.g., (A) Liabilities arising by reason of a default by Sellers on or before the Closing under a Contract will not be Assumed Liabilities, (B) Liabilities arising from a failure by Sellers to take steps reasonably required in order to satisfy obligations of the Business following the Closing will not be Assumed Liabilities, and (C) Liabilities on account of products or services produced or provided by Sellers prior to the Closing will not be Assumed Liabilities, unless they are liabilities which are assumed under subparagraph
(a) above); and

       (c) Purchase orders and Sales orders of the Business set forth on
SCHEDULE 2.5 or entered into in the ordinary course of the Business since the date set forth in such schedule.

       2.6. EXCLUDED LIABILITIES. Buyer does not hereby assume, and shall not at any time hereafter (including on or after the Closing Date) become liable for, any of the Liabilities of Sellers or any of their Affiliates of any of the foregoing other than the Assumed Liabilities (the "Excluded Liabilities"). The Excluded Liabilities shall include, without limitation, the following
Liabilities:

       (a) any Liability of Schaublin France other than pursuant to Section 2.5(b) above;

       (b) any Liability of Schaublin Swiss, Schaublin France or Schaublin USA or any of their Affiliates of any of the foregoing whether currently in existence or arising hereafter that is not attributable to, or that does not arise out of the conduct of, the Business;

       (c) any Liability whether presently in existence or arising hereafter directly or indirectly relating to an Excluded Asset;

       (d) any Environmental Liability of Schaublin Swiss, Schaublin France or Schaublin USA relating to the Business or the Transferred Assets, whether presently in existence or arising hereafter except Environmental Liabilities proximately caused by actions of Buyer after, and not constituting a continuation of conditions existing prior to the Closing Date;

       (e) any Liability whether currently in existence or arising hereafter relating to fees, commissions or expenses owed to any broker, finder, investment banker, attorney or other intermediary or advisor employed by Sellers or any of their Affiliates in connection with the transactions contemplated hereby or arising in connection herewith;

       (f) any Liability the existence of which constitutes, gives rise to, or arises by reason of, a breach of any representation, warranty or covenant hereunder;

       (g) any contingent Liabilities of Schaublin Swiss, Schaublin France or Schaublin USA related to any transactions by Schaublin Swiss, Schaublin France or Schaublin USA prior to the Closing Date, except Liabilities that Buyer has expressly agreed to assume pursuant to the terms of this Agreement;

       (h) any Liability related to indebtedness of Schaublin Swiss or Schaublin USA for borrowed money or capitalized leases, or the guarantee by Schaublin Swiss, Schaublin France or Schaublin USA of the indebtedness of any other Person, except as set forth on the Interim Financials or on SCHEDULE 2.6(h);

       (i) any Liability of Sellers arising under this Agreement;

       (j) with respect to Products manufactured on or prior to the Closing Date (and whether or not sold prior to the Closing Date), any Liability arising out of, resulting from, or relating to claims seeking return, replacement, and/or repair of such Products pursuant either to (i) express product warranties extended by Sellers prior to the Closing Date or by Buyer after the consummation of the transactions contemplated by this Agreement (provided that the warranties of Buyer are no more expansive than the warranties extended by Sellers prior to the Closing Date) or (ii) product warranties or obligations implied or provided by Applicable Law;

       (k) with respect to Products manufactured by Schaublin Swiss prior to the Closing Date (and whether or not sold prior to the Closing Date), any Liability of Schaublin Swiss, Schaublin France or Schaublin USA arising out of, resulting from, or relating to product liability claims;

       (l) any Liability of Schaublin Swiss, Schaublin France or Schaublin USA that cannot be assumed by Buyer as a matter of law;

       (m) any Liability of Sellers which serves as basis of any claim for indemnification under Article VII hereof;

       (n) any Liability under Contracts set forth on SCHEDULE 2.4;

       (o) any Liability of Sellers for Taxes;

       (p) any Liabilities under Contracts with, or indebtedness to, Affiliates of Schaublin Swiss, Schaublin France or Schaublin USA, except as set forth on
SCHEDULE 2.6(p);

       (q) any Liabilities under Contracts with, or indebtedness to, Schaublin Swiss, Schaublin France or Schaublin USA on account of activities not related to the Business, including, without limitation, on account of the machine tool business or activities of Schaublin Swiss, Schaublin France or Schaublin USA at Schaublin Swiss's facility located in Bevilard, Switzerland, except as set forth on SCHEDULE 2.6(q).

       (r) any Liability under the Personal Property Leases, the Real Property Leases and the Scheduled Contracts that is not an Assumed Liability under
Section 2.5; and

       (s) any Liability of Schaublin Swiss, Schaublin France or Schaublin USA relating to any employee benefit plan or program that does not appear on the Interim Financials, including, without limitation, Liabilities for accumulated holidays, contributions to social insurance, plans or programs, including, but not limited to, UVG, AHV, IV, EO, ALV or BVG, whether arising or maturing prior to or after the Closing Date.

       2.7. ASSIGNMENT OF CONTRACTS AND RIGHTS.

       (a) With respect to any Contract and any claim, right or benefit arising thereunder or resulting therefrom that constitutes a Transferred Asset, promptly after the Closing Date, to the extent requested by Buyer, Sellers will use reasonable efforts to obtain the written consent of the other parties to any such Contract to the assignment thereof to Buyer or written confirmation from such parties reasonably satisfactory in form and substance to Buyer confirming that such consent is not required.

       (b) If such consent, waiver or confirmation is not obtained with respect to any such Contract, Sellers and Buyer shall cooperate in an arrangement reasonably satisfactory to Buyer and Sellers under which Buyer would obtain, to the extent practicable, the claims, rights and benefits thereof and assume the corresponding obligations thereunder in accordance with this Agreement, including subcontracting, sub-licensing or sub-leasing to Buyer, or under which Sellers would enforce for the benefit of Buyer, with Buyer assuming Sellers' obligations, any and all claims, rights and benefits of Sellers against a third party thereto. Sellers will promptly pay to Buyer when received all monies received by Sellers under any Transferred Asset or any claim, right or benefit arising thereunder not transferred to Buyer pursuant to this Section 2.7(b).


       2.8. CLOSING.

       (a) The closing (the "First Closing") of the transactions contemplated by this Agreement relating to Schaublin Swiss, Schaublin USA and Bovagnet shall take place on December 17, 1999 (the "First Closing Date"). The First Closing shall take place at the offices of Baker & McKenzie in Zurich, Switzerland.

       (b) The closing (the "Second Closing") of the transactions contemplated by this Agreement relating to Schaublin France shall take place on January 5, 2000 or such date as may be agreed by the parties (the "Second Closing Date") or such other date as to which Buyer and Schaublin France may agree. The Second Closing shall take place at such place as Buyer and Schaublin France may agree.

       (c) Upon consummation, both the First Closing and the Second Closing shall be deemed to have taken place as of 12:01 a.m. on January 1, 1999 (the "Effective Time"), and Buyer and Sellers shall allocate all economic matters associated with the period of time between the Effective Time and the Closing Date (the "Pre-Closing Period") as set forth in Section 2.9(b) hereof; provided that any temporal references contained in this Agreement to the First Closing shall be deemed to be the First Closing Date, and temporal references contained in this Agreement to the Second Closing shall be deemed to be the Second Closing Date.

       (d) References in this Agreement to the "Closing" and the "Closing Date" shall refer to either:

       (i) the First Closing and the First Closing Date, respectively, in the context of the transactions contemplated by this Agreement relating to Schaublin Swiss, Schaublin USA and Bovagnet; or

       (ii) the Second Closing and the Second Closing Date, respectively, in the context of the transactions contemplated by this Agreement relating to Schaublin France.


       2.9. CONSIDERATION.

       (a) The consideration for the Transferred Assets, the Bovagnet Shares and for the agreements (the "Restrictive Covenants") contained in Article VIII below (in aggregate, the "Consideration"), which shall be adjusted by operation of subparagraph (c)(ii) below, shall be 13,700,000 Swiss Francs.

       (b) As indicated in Section 2.8 above, both the First Closing and the Second Closing shall be deemed to have taken place as of the Effective Time. Pursuant thereto, except as otherwise set forth herein, the operations of the Business conducted by the Schaublin Entities during the Pre-Closing Period shall be for the economic account of Buyer.

       (c) In order to give effect to subparagraph (b) above,

              (i) the parties acknowledge that the Consideration took account of the period from January 1, 1999 through September 30, 1999, and

              (ii) with respect to the Interim Period, Sellers shall be obligated to pay to Buyer, or Buyer shall be obligated to pay to Sellers, as the case may be, the amount of the positive or negative Interim Period Cash Flow, as the case may be, as provided in Section 2.10(c)(iii).

       (d) The "Interim Period Cash Flow" shall mean the cash flow derived on account of the operation of the Business during the Interim Period, determined in accordance with the following:

              (i) No effect shall be given to the following:

                     (A) transactions involving Excluded Assets unless otherwise agreed by the parties hereto; and

                     (B) transactions involving Excluded Liabilities unless
                         otherwise agreed by the parties hereto.

              (ii) Sales or purchases of goods or services to or from any other operation or Affiliate of any of the Schaublin Entities shall be deemed to have made at such Schaublin Entity's customary prices for sales or purchases of like goods or services to or from third parties.

              (iii) Cash outflows shall be limited to the following:

                     (A) payroll and other payments actually made or which are
                         required to be made in the ordinary course to or on account of the employees of the Business, but only to the extent relating to work actually performed during the Pre-Closing Period and in amounts consistent with past practices as set forth in
                         SCHEDULE 3.18(a);

                     (B) payments to third-party suppliers of raw materials or
                         third-party service providers (specifically excluding all Affiliates of the Schaublin Entities) for materials actually received during the Pre-Closing Period or for services actually rpovided during the Pre-Closing Period;

                     (C) payments in respect of capital expenditures which were approved in writing in advance by Buyer or which are set forth on SCHEDULE 2.9(d)(iii)(c); and

                     (D) payments in satisfaction of Assumed Liabilities.

              (iv) Without limiting the specificity of clause (iii) above, cash outflows shall not include expenses relating to the transactions contemplated by this Agreement.

              (v) Cash inflows shall equal the aggregate amount of cash received on account of the Receivables and in respect of receivables generated during the Interim Period.

       (e) SCHEDULE 2.9(e) sets forth the parties' allocation of the Consideration among the Transferred Assets and the Bovagnet Shares and among the Sellers (the "Allocation Statement").


       2.10. PAYMENT OF THE CONSIDERATION.

       (a) At the First Closing, Buyer shall:

              (i) make a payment (the "Cash Portion") of 11,650,000 Swiss Francs by wire transfer of immediately available funds to a bank account or bank accounts designated by Schaublin Swiss (including any payment due Schaublin

       USA as to which Schaublin USA has delivered an instruction in Section 3.29); and

              (ii) deliver to Schaublin Swiss a promissory note of Buyer (the "Two Year Note") in the principal amount of 1,700,000 Swiss Francs in the form attached hereto as Exhibit A, which shall accrue interest at the rate of five percent (5%) per annum, and the principal of which shall be paid in an installment of 700,000 Swiss Francs on the first anniversary of the First Closing Date and in an installment of 1,000,000 Swiss Francs on the second anniversary of the First Closing Date. Buyer shall be entitled to prepay the principal thereof at any time on or before the second anniversary of the First Closing Date without premium or penalty.

       (b) Sellers shall cause the transactions relating to the transfer of the Transferred Assets of Schaublin France to be published after the Second Closing Date in the Journal des Annonces de la Seine in accordance with the law on March 17, 1909. Accordingly, at the Second Closing, Buyer shall make a payment (the "Second Closing Payment") of 350,000 Swiss Francs by wire transfer of immediately available funds to a bank account or bank accounts of the "Sequestre de l'Ordre des Avocats au Barreau de Parts" (the "Escrow Agent") as designated in the Asset Transfer Agreement to be entered into at the Second Closing by and among Sellers and Buyer in the form attached hereto as Exhibit B (the "Schaublin France Filing"). The Second Closing Payment shall be held by the Escrow Agent until expiration of the publication of the transactions in the Journal des Annonces de la Seine and the expiration of the period that a creditor of Schaublin France could contest the transfer of the Transferred Assets of Schaublin France, and shall be released by the Escrow Agent as provided under the Schaublin France Filing.

       (c) Within 90 days after the Second Closing Date, Buyer will prepare and present to Sellers a statement setting forth the Interim Period Cash Flow on account of all of the Schaublin Entities (the "Proposed Closing Statement"), which shall be prepared in accordance with Section 2.9(d).

              (i) The Proposed Closing Statement shall be binding upon the parties to this Agreement unless Sellers give written notice of disagreement with any of the amounts reflected thereon to Buyer within 15 days after delivery to it of the Proposed Closing Statement, specifying, to the extent possible, in reasonable detail the nature and extent of such disagreement. Buyer and Sellers shall thereafter negotiate to resolve any such disagreement in good faith; provided that during such 15 day period, Buyer shall provide Sellers with such access to Buyer's books and records as Sellers may reasonably request in order to verify the information within the Proposed Closing Statement. If Buyer and Sellers are unable to resolve any such disagreement, the disagreement shall be referred for final determination to KPMG Peat Marwick (the "First Choice") or, if such firm is not available, such other independent accounting firm selected by mutual agreement of Buyer and Sellers (the "Selected Firm"). The Proposed Closing Statement, as adjusted as a result of such resolution by the First Choice or the Selected Firm, as the case may be, shall be final and binding upon the parties hereto for the purposes of this Agreement. If Buyer and Sellers cannot reach agreement on the Selected Firm, it shall be chosen by the First Choice and shall be one of the Big Five accounting firms. The Proposed Closing Statement as finally determined shall be referred to as the "Closing Statement."

              (ii) The fees and disbursements of the First Choice or the Selected Firm, as the case may be, shall be paid by Buyer and Schaublin Swiss as the First Choice or the Selected Firm, as the case may be, shall determine based upon its assessment of the relative merits of the positions taken by each in any disagreement presented to such firm.

              (iii) (A) If the Closing Statement indicates that the Interim
                        Period Cash Flow is positive, Schaublin Swiss shall pay Buyer the Interim Period Cash Flow. Such payment shall be made within five (5) Business Days of the determination of the Closing Statement in cash in immediately available funds by wire transfer to a bank account or bank accounts designated in writing by Buyer at least three days prior to the due date thereof. If amounts are due to Buyer pursuant to this clause (A), Buyer shall have the right, at its election, to set-off such amounts against amounts otherwise due to Schaublin Swiss under the Two Year Note.

                    (B) If the Closing Statement indicates that the Interim
                        Period Cash Flow is negative, Buyer shall pay Sellers the Interim Period Cash Flow. Such payment shall be made within five (5) Business Days of the determination of the Closing statement in cash in immediately available funds by wire transfer to a bank account or bank accounts designated in writing by Sellers at least three days prior to the due date thereof.

       2.11. FIRST CLOSING DELIVERIES.

       (a) At the First Closing, Sellers shall deliver to Buyer:

              (i) such instruments of assignment and conveyance as may be requested by Buyer in order effectively to transfer to Buyer good and marketable title to the Bovagnet Shares all in form requested by Buyer;

              (ii) the corporate minutes book of Bovagnet;

              (iii) certified resolutions of the Board of Directors of Bovagnet authorizing Buyer to become a shareholder of Bovagnet;

              (iv) letters of resignation effective as of the Closing Date of each of the members of the Board of Directors and each of the officers of Bovagnet;

              (v) an opinion of counsel from Baker & McKenzie, counsel to Schaublin Swiss, in the form attached hereto as Exhibit C;

              (vi) patent, trademark and copyright assignments, in form and substance satisfactory to Buyer, effecting the transfer of the patents, trademarks and copyrights included in the Transferred Assets;

              (vii) assignments (with lessor's consents thereto) of leasehold interests in any leased real or personal property included in the Transferred Assets;

              (viii) a bill of sale, grant deed and such other documents of assignment, transfer and conveyance as Buyer shall reasonably request to transfer all right, title and interest of Schaublin Swiss and Schaublin USA in and to the Transferred Assets, free and clear of all Liens to Buyer;

              (ix) a lease between Buyer and Schaublin Swiss for the premises located in Delemont, Switzerland in substantially the form attached hereto as Exhibit D;

              (x) an employment agreement executed by Buyer and Charles Schaublin in substantially the form attached hereto as Exhibit E;

              (xi) non-competition declarations executed by each of the stockholders of Schaublin Swiss in substantially the forms attached hereto as Exhibit F;

              (xii) a sales and supply agreement between Buyer and Roulement Miniatures SA in substantially the form attached hereto as Exhibit G;

              (xiii) a Trademark License Agreement, substantially in the form attached hereto as Exhibit H, pursuant to which Buyer shall license to Schaublin Swiss the "Schaublin" name and those trademarks described on
       SCHEDULE 2.3(a)(ix), which was obtained pursuant to Section 2.3(a)(ix), for the sole purposes of (A) Schaublin Swiss's use in connection with Schaublin Swiss's design, development, manufacture, assembly, sale, distribution, service and repair of machine tools generally of the nature sold by Schaublin Swiss prior hereto (the "Machine Tool Business") and
       (B) Schaublin Swiss's ownership of real property, but in no event shall such Trademark License Agreement grant to Sellers the right to use the "Schaublin" name or those trademarks described on SCHEDULE 2.3(a)(ix) for any other purpose;

              (xiv) an Interim Services Agreement, substantially in the form attached hereto as Exhibit I, between Schaublin Swiss and Buyer pursuant to which Schaublin Swiss shall provide to Buyer operational support for a period of one year, and Buyer shall reimburse Schaublin Swiss for the out of pocket expenses incurred in connection with such operational support;

              (xv) an agreement of Schaublin Swiss that shall be binding on Schaublin Swiss's successor(s) to continue to sell conventional mechanical lathes to Bovagnet and its Affiliates, successors and assigns on a non-exclusive basis on terms no less favorable than those contained in any other agreement of Schaublin Swiss or its successor(s) to sell machine tools, substantially in the form attached hereto as Exhibit J;

              (xvi) payment by Schaublin Swiss of all outstanding amounts due and owing by Schaublin Swiss to Roller Bearing Company of America, Inc. under the Royalty Agreement by and among Schaublin Swiss and Roller Bearing Company of America, Inc.;

              (xvii) such other documents as Buyer and its counsel may reasonably request prior to the First Closing.

       (b) At the First Closing, Buyer shall deliver to Sellers:

           (i) the Cash Portion; and

           (ii) the Two Year Note.

       2.12. SECOND CLOSING DELIVERIES.

       (a) At the Second Closing, Sellers shall deliver to Buyer:

              (i) a bringdown certificate executed by an officer of Schaublin Swiss certifying that the representations made herein by Schaublin Swiss are true and correct as of the Second Closing Date;

              (ii) a bill of sale, grant deed and such other documents of assignment, transfer and conveyance as Buyer shall reasonably request to transfer all right, title and interest of Schaublin France in and to the Transferred Assets, free and clear of all Liens to Buyer;

              (iii) a Facility Sharing Agreement, substantially in the form attached hereto as Exhibit I between Schaublin France and Buyer pursuant to which Schaublin France and Buyer shall share space and other costs associated with the facility of Schaublin France;

              (iv) the Schaublin France Filing, substantially in the form attached hereto as Exhibit B between Sellers and Buyer; and

              (v) such other documents as Buyer and its counsel may reasonably request prior to the Second Closing.

       (b) At the Second Closing, Buyer shall deliver:

              (i) the Second Closing Payment; and

              (ii) a bringdown certificate executed by an officer of Buyer certifying that the representations made herein by Buyer are true and correct as of the Second Closing Date.

                                   ARTICLE III

             REPRESENTATIONS AND WARRANTIES AS TO SCHAUBLIN ENTITIES

       As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated herein, Schaublin Swiss represents and warrants to Buyer as follows:

3.1.     EXISTENCE AND POWER.

       (a) Schaublin Swiss is a corporation duly organized and validly existing and in good standing under the laws of Switzerland and has all corporate power and all governmental licenses, authorizations, consents and approvals required to carry on the Business as now conducted and to own and operate the Business as now owned and operated. Schaublin Swiss is qualified to conduct business and in good standing in each jurisdiction where the nature of its activities in connection with the conduct of the Business requires it to be so qualified.

       (b) Bovagnet is a corporation duly organized and validly existing and in good standing under the laws of France and has all corporate power and all governmental licenses, authorizations, consents and approvals required to carry on the Business as now conducted and to own and operate the Business as now owned and operated. Bovagnet is qualified to conduct business and in good standing in each jurisdiction where the nature of its activities in connection with the conduct of the Business requires it to be so qualified.

       (c) Schaublin France is a corporation duly organized and validly existing and in good standing under the laws of France and has all corporate power and all governmental licenses, authorizations, consents and approvals required to carry on the Business as now conducted and to own and operate the Business as now owned and operated. Schaublin France is qualified to conduct business and in good standing in each jurisdiction where the nature of its activities in connection with the conduct of the Business requires it to be so qualified.

       (d) Schaublin USA is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware, USA and has all corporate power and all governmental licenses, authorizations, consents and approvals required to carry on the Business as now conducted and to own and operate the Business as now owned and operated. Schaublin USA is qualified to conduct business and in good standing in each jurisdiction where the nature of its activities in connection with the conduct of the Business requires it to be so qualified.

       (e) SCI de L'Avenue des Lacs ("SCI") is a civil partnership duly organized and validly existing and in good standing under the laws of France and has all corporate power and all governmental licenses, authorizations, consents and approvals required to carry on the Business as now conducted and to own and operate the Business as now owned and operated. SCI is qualified to conduct business and in good standing in each jurisdiction where the nature of its activities in connection with the conduct of the Business requires it to be so qualified.

       (f) Service Outillage Mecanique (Isometric) ("Isometric") is a corporation duly organized and validly existing and in good standing under the laws of France and has all corporate power and all governmental licenses, authorizations, consents and approvals required to carry on the Business as now conducted and to own and operate the Business as now owned and operated. Isometric is qualified to conduct business and in good standing in each jurisdiction where the nature of its activities in connection with the conduct of the Business requires it to be so qualified.

       (g) Attached hereto as SCHEDULE 3.1(g) is a true and correct copy of the Certificate of Incorporation (Statutes) and By-laws of each of the Schaublin Entities and SCI.

       3.2. AUTHORIZATION. The execution, delivery and performance by Schaublin Swiss, Schaublin France and Schaublin USA of this Agreement and every other agreement, document or instrument contemplated hereby (the "Related Agreements") to which it is a party or to be executed by such party in connection herewith and the consummation by such party of the transactions contemplated hereby and under the Related Agreements are within such party's corporate powers and have been duly authorized by all necessary corporate action on the part of such party. This Agreement and the Related Agreements to which it is a party have been duly and validly executed and delivered by such party and constitutes the legal, valid and binding agreements of such party, enforceable against such party in accordance with their terms.

       3.3. GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by Sellers of this Agreement and the Related Agreements require no action by, consent or approval of, or filing with, any Governmental Authority other than any actions, consents, approvals or filings otherwise expressly referred to in this Agreement or set forth on SCHEDULE

3.3 or SCHEDULE 3.16(b). To the Knowledge of Sellers, there are no facts relating to the identity or circumstances of the Schaublin Entities that would prevent or materially delay obtaining any of the Required Consents.

       3.4. NON-CONTRAVENTION. The execution, delivery and performance by Sellers of this Agreement and the Related Agreements do not and will not (a) contravene or conflict with the Certificate of Incorporation (Statutes) or By-laws of any of the Schaublin Entities, (b) assuming receipt of the Required Consents, contravene or conflict with or constitute a violation of any provision of any Applicable Law binding upon or applicable to Sellers, Bovagnet, the Business, any of the Transferred Assets or of the Bovagnet Shares, (c) assuming receipt of the Required Consents, constitute a default under or give rise to any right of termination, cancellation or acceleration of, or to a loss of any benefit to which Sellers or Bovagnet are entitled under, any material Contract or any Permit or similar authorization relating to the Business or included in any of the Transferred Assets or by which any of the Transferred Assets may be bound, or (d) result in the creation or imposition of any Lien on any Transferred Asset or of any Encumbrance on any of the Bovagnet Shares.

       3.5.     FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES.

       (a) Attached hereto as SCHEDULE 3.5(a) are complete copies of (i) the balance sheet of the Business as at December 31, 1998 (the "1998 Balance Sheet") and as at December 31, 1997 and 1996 and the related statements of income and statements of cash flows of the Business for the years ended December 31, 1996, 1997 and 1998 (collectively, the "Annual Financials"), (ii) the audited consolidated balance sheet of Schaublin Swiss for the years ended December 31, 1997 and 1998 (collectively, "Sellers' Financials") and (iii) the balance sheet of the Business as at September 30, 1999 and the related unaudited statement of income and of cash flows of the Business for the nine months ended September 30, 1999 (collectively, the "Interim Financials" and, together with Sellers' Financials and the Annual Financials, the "Financials").

       (b) Subject to (c) below, the Financials (i) have been prepared based on the books and records of the Schaublin Entities in accordance with the normal accounting practices of the Schaublin Entities, consistent with past practice and with each other, and present fairly the financial condition, results of operations and statements of cash flow of the Schaublin Entities as to Sellers' Financials, and of the Business as to the Annual Financials and the Interim Financials, as of the dates indicated or the periods indicated; and (ii) with respect to contracts and commitments for the sale of goods or the provision of services by the Schaublin Entities, contain and reflect adequate reserves for all reasonably anticipated material losses and costs and expenses in excess of expected receipts. Any differences between the Accounting Principles and the accounting practices of the Schaublin Entities, as well as the estimated magnitude of such impact on the Financials resulting from such differences, are set forth on SCHEDULE 3.5(b).

       (c) The Annual Financials and the Interim Financials were derived internally by Sellers on the basis of their good faith attempt to allocate properly the assets and liabilities, in the case of the underlying balance sheets, and the results of operations and cash flows, in the case of statements of income and cash flows, as between the Business and the other operations of the Schaublin Entities. Accordingly, the representations set forth in (b) above are subject to the qualification of Sellers' Knowledge.

       (d) The Net Book Value of the Business as of September 30, 1999 equals 15,558,372 Swiss Francs.

       (e) For the purposes hereof, the "Net Book Value" is the sum of the following as of September 30, 1999, calculated in accordance with Section 3.5(f):

              (i) the book value of the Equipment, Prepaid Expenses, Inventory and Receivables of Schaublin Swiss and Schaublin USA, plus

              (ii) the book value of the Inventory of Schaublin France, plus

              (iii) the book value of all the assets of Bovagnet, minus

              (iv) the Monetary Liabilities of each of the Schaublin Entities.

       (f) The Net Book Value was determined in accordance with the Accounting Principles applied in accordance with the past practices of the Schaublin Entities, as described in Section 3.5(b) above; provided that:

              (i) only the book value of inventory satisfying the representations set forth in Section 3.12 were included, and such inventory was valued in accordance with the policy set forth on SCHEDULE 3.5(b) hereto; and

              (ii) only the book value of Equipment satisfying the representations set forth in Section 3.10(b) were included.

       (g) Except as set forth on SCHEDULE 3.5(g), as of September 30, 1999, none of the Schaublin Entities had Monetary Liabilities other than those Monetary Liabilities accrued as liabilities on the Interim Financials.

       (h) Bovagnet is not liable for any of the Liabilities of SCI other than those Monetary Liabilities accrued as liabilities on the Interim Financials.

       (i) Attached hereto as SCHEDULE 3.5(i) are correct copies of internally prepared quarterly balance sheets and statements of income of the Business for the period January 1, 1998 through September 30, 1999.

       3.6. ABSENCE OF CERTAIN CHANGES. Except as set forth on SCHEDULE 3.6, since the Effective Time, the Business has been conducted in the ordinary course, and none of the following events has occurred with respect to the
Business:

       (a) any event, occurrence, development or state of circumstances or facts or change in the Transferred Assets or the Business (including any damage, destruction or other casualty loss, but excluding any event, occurrence, development or state of circumstances or facts or change resulting from changes in general economic conditions) affecting the Business or any Transferred Assets that has been or that may be reasonably expected to be, either alone or together with all such events, occurrences, developments, states of circumstances or facts or changes, Material;

       (b) (i) any incurrence, assumption or guarantee of any indebtedness for borrowed money by any of the Schaublin Entities in connection with the Business or any of the Transferred Assets, (ii) any incurrence of any Liability relating to a documentary or standby letter of credit by any of the Schaublin Entities in connection with the Business or any of the Transferred Assets, (iii) any change in any Liability of any of the Schaublin Entities other than in the ordinary course of business, or (iv) any incurrence of any other Liability by any of the Schaublin Entities in connection with the Business or any of the Transferred Assets, other than in the ordinary course of business;

       (c) any creation, assumption or sufferance of the existence of any Lien on any Transferred Asset or Encumbrance on the Bovagnet Shares, except in the ordinary course of business;

       (d) any transaction or commitment made, or any Contract entered into, by any of the Schaublin Entities (including on the acquisition or disposition of any Transferred Assets), or any waiver, amendment, termination or cancellation of any Contract by any of the Schaublin Entities, or any relinquishment of any rights thereunder by such Schaublin Entity, or of any other right or debt owed to such Schaublin Entity, other than in each such case actions taken in the ordinary course of business consistent with past practice;

       (e) except for actions taken in the ordinary course of business consistent with the past practice of the Schaublin Entities that are not, in the aggregate, material to the Business, any (i) grant of any severance, continuation or termination pay to any Employee, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any Employee, (iii) increase in benefits payable or potentially payable under any severance, continuation or termination pay policies or employment agreements with any Employee, (iv) increase in compensation, bonus or other benefits payable or potentially payable to any Employee, (v) change in the terms of any bonus, pension, insurance, health or other Plan of any of the Schaublin Entities, or (vi) representation of any of the Schaublin Entities to any Employee that Buyer would assume, continue to maintain or implement any Plan after the Closing Date;

       (f) any loan to or guarantee or assumption of any loan or obligation on behalf of any Employee, except travel advances occurring in the ordinary course of business consistent with past practice;

       (g) any material change by any of the Schaublin Entities in its accounting principles, methods or practices or in the manner it keeps its books and records or any material change by any of the Schaublin Entities of its current practices with regards to sales, receivables, payables or accrued expenses that would affect the timing of collection of receivables or the payment of payables;

       (h) the entering into of any Contract or other arrangement between any of the Schaublin Entities and any officer, director, stockholder or Affiliate of any of the Schaublin Entities or any of their respective Affiliates; or

       (i) any disposition of an asset by any of the Schaublin Entities, other than inventory disposed of in the ordinary course of the Business, exceeding as to all such assets in the aggregate of 20,000 Swiss Francs or the equivalent thereof;

       (j) any payment, discharge or satisfaction of any Liabilities of any of the Schaublin Entities, other than payments, discharges or satisfactions in the ordinary course of business.

       3.7. REAL PROPERTY.

       (a) The only real property that is used in the operations of the Business is leased real property located at Rue de la Blancherie 9, Delemont, 220 Avenue des Lacs, Scionzier, L'Espace Cristal, 22 rue Gustave-Eiffel, Poissy Cedex and 575 Madison Avenue, Warminster, Pennsylvania (the "Leased Real Property"). Each of the Schaublin Entities has a good and valid leasehold interest in the Leased Real Property.

       (b) SCHEDULE 3.7(b) sets forth a true and complete list of all leases or licenses respecting the Leased Real Property (the "Real Property Leases") entered into in connection with the Business. With respect to the Real Property Leases, except as set forth on SCHEDULE 3.7(b), there exists no defaults by any of the Schaublin Entities, or, to the Knowledge of Sellers, any default or threatened draft by any lessor third party thereunder, that has affected or could reasonably be expected to materially affect the rights and privileges thereunder of any of the Schaublin Entities. Except as set forth on SCHEDULE 3.7(b), assuming the Required Consents are obtained, all Real Property Leases to which any of the Schaublin Entities is a party or by which it is bound may be assigned, transferred and conveyed to Buyer without default, penalty or modification thereof.

       (c) Except as disclosed in SCHEDULE 3.7(c), none of the Schaublin Entities is in violation or has received notice of any violation of any applicable zoning ordinance, building code, use or occupancy restriction or other land-use regulation proceedings or any proposed change in any Applicable Laws that could reasonably be expected to materially and detrimentally affect the use or operation of the Leased Real Property, nor has any of the Schaublin Entities received notice of any special assessment proceedings affecting the Leased

Real Property, or applied for any change to the zoning or land use status of the Leased Real Property.

       (d) Except as set forth in SCHEDULE 3.7(d), (i) there are no current leases, subleases, options or other agreements, granting to any third person the right to purchase or lease the Leased Real Property and (ii) there are no written or oral agreements to permit third persons to use or occupy the Leased Real Property.

       (e) Except as disclosed on SCHEDULE 3.7(e), there are no existing property tax abatement programs or other governmental assistance programs with respect to the Leased Real Property. SCHEDULE 3.7(e) sets forth all documents to which any of the Schaublin Entities is a party relating to any such programs. Sellers will use commercially reasonable efforts to assist Buyer in obtaining the benefit of all such programs.

       (f) There is no pending, and none of the Schaublin Entities has received written notice of, nor do Sellers have Knowledge of, threatened condemnation, expropriation, eminent domain, special assessment or similar proceeding affecting the Leased Real Property. None of the Schaublin Entities has received notice of, and Sellers otherwise have no Knowledge of, any fire, health, safety, building, environmental, hazardous substances, pollution control, zoning or other land use regulatory proceedings, either instituted or planned to be instituted, which would have an adverse effect on the use and operation of any portion of the Leased Real Property for its intended purpose or the value of any material portion of the Leased Real Property.

       (g) Sellers have furnished copies of any and all title policies, surveys, engineering and geologic reports and environmental reports in its possession with respect to the Leased Real Property and any other previously leased, owned or operated properties. Any certificates of occupancy required for any of the Schaublin Entities' use and occupancy of the Leased Real Property have been obtained and are valid and in effect. Except as set forth on SCHEDULE 3.7(g), none of the structures or improvements erected on the Leased Real Property encroaches on the property of others.

       (h) Except as disclosed on SCHEDULE 3.7(h), the Schaublin Entities have direct access to publicly dedicated rights-of-way from the Leased Real Property and, to the Knowledge of Sellers, there does not exist any claims to such access with respect to any Leased Real Property that could reasonably be expected, individually or in the aggregate, to be Material.

       3.8. LEASED PERSONAL PROPERTY. SCHEDULE 3.8 sets forth a true and complete list of all personal property leases or licenses (i) to which any of the Schaublin Entities is a party or by which any of the Schaublin Entities is bound, (ii) that are related to the Business and (iii) that provide for annual payments by any of the Schaublin Entities in excess of 7,500 Swiss Francs or that contain other affirmative material obligations that cannot be terminated by such Schaublin Entity within 30 days (the "Personal Property Leases" and together with the Real Property Leases, the "Leases") entered into in connection with the Business.

With respect to the

Personal Property Leases, except as set forth on SCHEDULE 3.8, there exist no defaults by the Schaublin Entity party thereto, or, to the Knowledge of Sellers, any default or threatened default by any lessor or third party thereunder, that has affected or could reasonably be expected to materially affect the rights and privileges thereunder of such Schaublin Entity. Except as set forth on SCHEDULE 3.8, assuming the Required Consents are obtained, all Personal Property Leases to which any of the Schaublin Entities is a party with non-Affiliates or by which it is bound may be assigned, transferred and conveyed to Buyer without default, penalty or modification thereof.

       3.9. SHARES.

       (a) SCHEDULE 3.9(a) attached hereto sets forth a true and complete list of all the record and beneficial owners of shares of capital stock of Schaublin Swiss and the number of shares held by such owners.

       (b) The authorized capital stock of Bovagnet consists solely of 12,004 shares of common stock, of which 12,004 shares are issued and outstanding. All outstanding shares of capital stock of Bovagnet are duly authorized, validly issued, fully paid and non-assessable. There are no outstanding options, warrants or other rights to acquire, or any securities or obligations convertible into or exchangeable for, any shares of capital stock of Bovagnet which have been issued or granted by or are binding upon Bovagnet or Schaublin Swiss or any other Person. SCHEDULE 3.9(b) attached hereto sets forth a true and complete list of all the record and beneficial owners of shares of capital stock of Bovagnet and the number of shares held by such owners. Schaublin Swiss is the record and beneficial owner of those shares of capital stock of Bovagnet, free and clear of all Encumbrances, set forth opposite its name on SCHEDULE 3.9(b).

       (c) Schaublin Swiss has, and shall transfer to Buyer at the Closing on the Closing Date, good, valid and marketable title to the Bovagnet Shares free and clear of all Encumbrances.

       (d) All shares of capital stock of Isometric held by Bovagnet are duly authorized, validly issued, fully paid and non-assessable. The shares of capital stock of Isometric which are held by Bovagnet are held free and clear of all Encumbrances.

       (e) Bovagnet owns all of the issued and outstanding shares of common stock of SCI. All outstanding shares of SCI are duly authorized, validly issued, fully paid and non-assessable. There are no outstanding options, warrants or other rights to acquire, or any securities or obligations convertible into or exchangeable for, any shares of capital stock of SCI which have been issued or granted by or are binding upon Bovagnet or SCI or any other Person.

       3.10. SUFFICIENCY OF AND TITLE TO THE ASSETS OF THE BUSINESS.

       (a) Except as set forth in SCHEDULES 3.16(a) and 3.16(b), Schaublin Swiss, Schaublin France and Schaublin USA have the right to sell, assign, transfer and convey, and upon consummation of the transactions contemplated by this Agreement and the Related Agreements, will have sold, assigned, transferred and conveyed, to Buyer all of the Transferred Assets, free and clear of all Liens, which Transferred Assets constitute all of the properties and assets now held or employed by Schaublin Swiss, Schaublin France and Schaublin USA in connection with the Business (other than the Excluded Assets).

       (b) The Equipment of each of the Schaublin Entities is in good operating condition and repair (reasonable wear and tear excepted).

       (c) The Transferred Assets are suitable for the purposes for which they are presently being used and are adequate to meet all present and reasonably anticipated future requirements of the Business as presently conducted by Sellers.

       (d) The Business is a going concern, and, with the transfer of the Transferred Assets to Buyer and the acquisition of the Bovagnet Shares by Buyer pursuant to this Agreement, Buyer will have all assets necessary to operate the Business as a going concern with all operations of the Business unimpaired in any material respect immediately after the Closing.

       (e) All of the assets of Bovagnet are suitable for the purposes for which they are presently being used and are adequate to meet all present and reasonably anticipated future requirements of the Business as presently conducted by Bovagnet.

       (f) No material amounts of capital expenditures are required in order for the Business to continue to be operated in the normal course.

       (g) Except as set forth in SCHEDULE 3.10(g), Schaublin Swiss, Schaublin France and Schaublin USA either own the entire right, title and interest in, to and under, or have the legally enforceable right to use all Transferred Assets.

       3.11. AFFILIATES. Except as set forth in SCHEDULE 3.11, none of the Sellers nor any principal stockholder of any of the Schaublin Entities or any officers or directors of any of the Schaublin Entities (or any immediate family member of any such officer or director):

       (a) now has or at any time subsequent to January 1, 1996, had, either directly or indirectly, an equity or debt interest in any Person which furnishes or sells or during such period furnished or sold services or products to any of the Schaublin Entities or purchases or during such period purchased from any of the Schaublin Entities any goods or services, or otherwise does or during such period did business with any of the Schaublin Entities of a material nature or amount; or

       (b) now is or at any time subsequent to January 1, 1996, was, a party to any contract, commitment or agreement relating to the Business to which any of the Schaublin Entities is or during such period was a party or under which any of the Schaublin Entities is or was obligated or bound or to which any of their respective properties may be or may have been subject, other than through such Schaublin Entity.

       3.12. INVENTORY. Subject to any reserve therefor that is included in the Interim Financials, except as disclosed in SCHEDULE 3.12, (a) that portion of the Inventory of each of the Schaublin Entities comprised of finished goods: (i) has been acquired or manufactured in the ordinary course of business, in accordance with the normal inventory practices of the Schaublin Entities; (ii) is free of any material defect or deficiency in design, material or workmanship;
(iii) is in merchantable and undamaged condition and, where applicable, meets customer specifications; (iv) is not obsolete; (v) is at levels adequate and not excessive in relation to the circumstances of the Business and in accordance with good inventory stocking practices; and (vi) is of items that are currently being purchased in the ordinary course by the Business' current customers, and
(b) that portion of the inventory of each of the Schaublin Entities comprised of raw materials and work in process: (i) is at levels adequate and not excessive in relation to the circumstances of the Business and in accordance with good inventory stocking practices; and (ii) when manufactured into finished goods, will satisfy all of the representations set forth in subsection (a) above.

       3.13. LITIGATION. Except as disclosed on SCHEDULE 3.13, (i) there are no actions, suits, hearings, arbitrations, proceedings (public or private) or governmental investigations that have been brought by or against any Governmental Authority or any other Person (collectively, "Proceedings") pending or, to Sellers' Knowledge, threatened, against or affecting the Business, any of the Transferred Assets or any of the Bovagnet Shares or which seek to enjoin or rescind the transactions contemplated by this Agreement or otherwise prevent Sellers from complying with the terms and provisions of this Agreement; and (ii) there are no existing orders, judgments or decrees of any Governmental Authority affecting any of the Transferred Assets, the Bovagnet Shares or the Business.

       3.14. CONTRACTS.

       (a) SCHEDULE 3.14(a) sets forth a complete list of the following contracts, commitments and obligations (whether written or oral) respecting the Business (collectively with the Leases and the Employment Agreements, the "Scheduled Contracts"):

              (i) each Contract with (A) any present or former employee, (B) any supplier of services or products whose dollar volume of sales exceeded 15,000 Swiss Francs in 1998 and (C) any Person in which the aggregate payments made or to be made to any of the Schaublin Entities under such Contract exceeded 15,000 Swiss Francs in 1998;

              (ii) each other agreement or arrangement that (A) requires the payment or incurrence of Liabilities or the rendering of services of more than 15,000 Swiss Francs and (B) cannot be terminated by any of the Schaublin Entities upon 30 days' notice without being exposed to any risk or claim for damages that has the potential to exceed 15,000 Swiss Francs;

              (iii) all Contracts relating to, and evidences of or guarantees of, or providing security for, indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset);

              (iv) all partnership, joint venture or other similar Contracts, arrangements or agreements;

              (v) all Contracts under which any of the Schaublin Entities is required to manufacture Products according to specifications or the design of the other party or parties to such Contract or third party thereto;

              (vi) all other contracts, commitments and obligations that (A) are not in the ordinary course of the Business or (B) imposes upon any of the Schaublin Entities an obligation to maintain or obtain information or documents for a period of five years or more from the Closing Date.

       (b) Except as disclosed in SCHEDULE 3.14(b), each Contract is a legal, valid and binding obligation of the Schaublin Entity party thereto and, to the Knowledge of Sellers, each other party thereto, enforceable (except to the extent such enforceability may be limited by bankruptcy, equity and creditors' rights generally) against such Schaublin Entity and, to the Knowledge of Sellers, each such other party in accordance with its terms, and neither the Schaublin Entity party thereto nor, to the Knowledge of Sellers, any other party thereto is in material default or has failed to perform any material obligation thereunder. Complete and correct copies of each Scheduled Contract have been delivered to Buyer. Each of the Schaublin Entities is in full compliance with the terms of provisions of each of the Scheduled Contracts. Following the Closing, Buyer will be able to satisfy the terms and provisions of the Scheduled Contracts in the ordinary course.

       (c) All sales contracts and orders with customers and suppliers were entered into by or on behalf of the Schaublin Entities and were entered into in the ordinary course of the Business for usual quantities and at normal prices.

       3.15. CUSTOMERS AND SUPPLIERS.

       (a) SCHEDULE 3.15(a) sets forth a list (by name, address and persons to contact) of the 20 largest customers of each of the Schaublin Entities for each of the 12-month periods ended December 31, 1997 and 1998 and for the 9-month period ended September 30, 1999, and the 20 primary suppliers providing services or products to the Business for the 12-month period ended December 31, 1997 and 1998 and for the 9-month period ended September 30, 1999 together with the approximate monetary amount of sales or services provided by the Schaublin

Entities during said period to such customers and a summary description of approximate dollar amount of the services or products provided to any of the Schaublin Entities by such suppliers.

       (b) Sellers have no reason to believe that any customer or supplier will cease to do business with Buyer after, or as a result of, the consummation of any transactions contemplated hereby or that any customer or supplier is threatened with bankruptcy or insolvency. None of the Sellers knows of any fact, condition or event which would adversely affect its relationship with any customer or supplier. Since December 31, 1998, except as set forth on SCHEDULE 3.15(b), there have been no customer complaints other than minor complaints made and dealt with in the ordinary course of business, returns, stop work orders or the like relating to the Business.

       (c) None of the Schaublin Entities has directly or indirectly sought to increase its production or sales activities in anticipation, or by reason of the within transaction.

       (d) There are no presently outstanding orders calling for the sale by any of the Schaublin Entities of any Products for prices that are below the cost therefor (calculated with all appropriate allocations of overhead and administrative expenses), except as to those contracts that in the aggregate will not have an adverse effect on the Business ("Loss Contracts").

       3.16. PERMITS; REQUIRED CONSENT.

       (a) SCHEDULE 3.16(a) sets forth all material approvals, authorizations, certificates, consents, licenses, orders and permits or other similar authorizations of all Governmental Authorities and all other Persons necessary for the operation of the Transferred Assets or the Business in substantially the same manner as currently operated or affecting or relating in any way to the Business (the "Permits").

       (b) SCHEDULE 3.16(b) lists (i) each governmental or other registration, filing, application, notice, transfer, consent, approval, order, qualification and waiver (each, a "Required Governmental Approval") required under Applicable Law to be obtained by the Schaublin Entities by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby to avoid the loss of any material Permit or otherwise, and (ii) each Contract with respect to which the consent of the other party or parties thereto must be obtained by the Schaublin Entities by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby to avoid the invalidity of the transfer of such Contract, the termination thereof, a breach or default thereunder or any other change or modification to the terms thereof (each, a "Required Contractual Consent" and collectively with the Required Governmental Approvals, the "Required Consents").

       (c) Except as set forth in SCHEDULE 3.16(a) or SCHEDULE 3.16(b) each Permit is valid and in full force and effect in all material respects and, assuming the related Required Consents have been obtained prior to the Closing Date, are or will be transferable by Sellers, and assuming the related Required Consents have been obtained prior to the Closing Date, none of the Permits will be terminated or become terminable or impaired in any material respect as a result of the transactions contemplated hereby.

       3.17. COMPLIANCE WITH APPLICABLE LAWS. Except as set forth in SCHEDULE 3.17, the operation of the Business by the Schaublin Entities, the condition of the Transferred Assets and the ownership of the Bovagnet Shares have not violated or infringed, and do not violate or infringe, any Applicable Law, or any order, writ, injunction or decree of any Governmental Authority. None of the Schaublin Entities nor any officer, agent or employee of any of the Schaublin Entities, nor, to the Knowledge of Sellers, any distributor, licensee or other Person acting on behalf of any of the Schaublin Entities, (a) has made any unlawful domestic or foreign political contributions, (b) has made any payment or provided services which were not legal to make or provide or which any of the Schaublin Entities or any such officer, employee or other Person should have known were not legal for the payee or recipient of such services to receive, (c) has had any transactions or payments which are not recorded in its accounting books and records or disclosed in its financial statements, (d) has any off-book bank or cash accounts or "slush funds", (e) has made any payments to governmental officials in their individual capacities for the purpose of affecting their action or the action of the Governmental Authority they represent to obtain special concession, or (f) has made illegal payments to obtain or retain business.

       3.18. EMPLOYEE INFORMATION.

       (a) SCHEDULE 3.18(a) contains the names and addresses of all Employees, the job designations of each such Employee, the date such Employee commenced employment with each of the Schaublin Entities and the compensation paid to each such Employee and the basis thereof, presently, for the 9-month period ended September 30, 1999 and for calendar year 1998. Such Schedule also sets forth information concerning any disciplinary proceeding or action taken with respect to any such employees, including without limitation any information concerning positive drug tests. Sellers have no Knowledge of any reason why any Employee would not agree to be employed by Buyer following the Closing Date, provided that the terms of such employment are identical to those terms presently applicable to him or her, as set forth in SCHEDULE 3.18(a).

       (b) SCHEDULE 3.18(b) sets forth (i) all outstanding employment agreements or commitments and a description of any oral employment agreements or commitments to which any of the Schaublin Entities is a party or by which any of the Schaublin Entities is bound, and (ii) all outstanding consulting, retainer or service agreements or arrangements for rendition of services to any of the Schaublin Entities or to which any of the Schaublin Entities is a party and by which any of the Schaublin Entities is or may be bound (collectively, "Employment Agreements").

       (c) SCHEDULE 3.18(c) sets forth a list of all former employees of the Business who left the employ of any of the Schaublin Entities for any reason since January 1, 1998,

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

including the job designation of each such employee and the reason such employee left such Schaublin Entity's employ.

       (d) SCHEDULE 3.18(d) sets forth a list of any shareholders of any of the Schaublin Entities, any relatives of a shareholder of any of the Schaublin Entities and any non-full-time employees of any of the Schaublin Entities who, in any such case, receive, or at any time since January 1, 1999 have received, any direct or indirect benefits from, or at the direct or indirect expense of, any of the Schaublin Entities (however characterized, i.e. whether as compensation, consulting payments, retirement benefits or otherwise), together with a description of such benefits.

       (e) SCHEDULE 3.18(e) sets forth a complete and accurate list of all work permits held by, or required to be held by, any Employee.

       (f) None of the Schaublin Entities has employed any individual who (i) is not a citizen of Switzerland or (ii) does not have a permit to work in Switzerland.

       3.19. LABOR MATTERS.

       (a) Except as disclosed on SCHEDULE 3.19(a) attached hereto, there are no labor or collective bargaining units applicable to any of the Schaublin Entities, or with respect to which any of the Schaublin Entities is, or may be, bound. SCHEDULE 3.19(a) also contains a description of all formal or informal organization efforts, whether or not successful, related to any of the Schaublin Entities since January 1, 1997, together with a description of any of the Schaublin Entities' responses thereto.

       (b) The Schaublin Entities are in compliance with all Applicable Laws respecting employment and employment practices, terms and conditions of employment, age and sex discrimination, and wages and hours. None of the Schaublin Entities have engaged, and is not now engaging, in any unfair labor practice or other unlawful employment practice. No unfair labor practice complaints have been filed against any of the Schaublin Entities with any governmental or regulatory agency. None of the Schaublin Entities has received any notice or communication reflecting an intention or threat to file any such complaint and has no knowledge of any such intention or threat. No person or entity has made any claim against any of the Schaublin Entities arising out of any Applicable Law relating to discrimination with respect to employees or employment practices. There is no strike, work stoppage or formal or informal labor disturbance pending or, to the Knowledge of Sellers, threatened against or involving any of the Schaublin Entities.

       3.20. EMPLOYEE BENEFIT PLANS.

       (a) SCHEDULE 3.20(a) attached hereto lists all employee benefit plans, programs, practices, or arrangements, written or unwritten (including but not limited to programs including pensions, profit sharing, stock options, incentives, bonuses, vacations, severance, disability, hospitalization, medical insurance, life insurance, and the like) under which any of the Schaublin Entities or any subsidiary or any other organization of any of the Schaublin Entities which is a member of a controlled group of organizations (the "Controlled Entity") has any obligations in respect of, or that otherwise cover, any of the current or former employees of any of the Schaublin Entities or their beneficiaries, other than salary or wages (the "Plans").

       (b) As of the Closing Date, the Schaublin Entities will have performed all obligations in form and in operation required to be performed by it as of such date under the Plans and will not be in default under or in violation of any of the Plans, and Sellers have no knowledge of any violation or default by any other party with respect to the Plans. All reports, returns and similar documents with respect to the Plans required to be filed with any government agency or distributed to any Plan participant have been duly and timely filed or distributed, and Buyer shall not be under any obligation to make any contributions whatsoever to any Plan.

       (c) No actions, suits or claims are pending or to the knowledge of Sellers threatened, including any judicial proceedings, which allege a claim against or a liability under any of the Plans (except claims for benefits in the normal operation of the Plans), and Sellers have no knowledge, or any information, which would constitute the basis for any such actions, suits, claims or proceedings to arise against any of the Plans or against any of the assets of such Plans.

       (d) SCHEDULE 3.20(d) attaches a statement of the amount of money in the "Fondation pour la prevoyance en faveur du personnel de la Fabrique de machines Schaublin SA" as of the date specified on the attachment to SCHEDULE 3.20(d). All actions required to be taken on or prior to the Closing Date in connection with "Fondation pour la prevoyance en faveur du personnel de la Fabrique de machines Schaublin SA" have been taken in accordance with all Applicable Laws, and none of the monies under the "Fondation pour la prevoyance en faveur du personnel de la Fabrique de machines Schaublin SA" attributable to the Transferred Employees were disbursed to any employee of any of the Schaublin Entities or to any of the Transferred Employees. None of the Sellers has taken any actions to prevent the monies in the "Fondation pour la prevoyance en faveur du personnel de la Fabrique de machines Schaublin SA" from being available, as required under Applicable Law, to satisfy claims by any of the Transferred Employees following the transactions contemplated by this Agreement and the Related Agreements.

       (e) The Schaublin Entities have performed all actions required to be taken on or prior to the Closing Date in connection with the "Caisse de retraite et de prevoyance de Schaublin SA" with respect to the transactions contemplated by this Agreement and the Related Agreements.

       3.21. INTELLECTUAL PROPERTY.

       (a) SCHEDULE 3.21(a) sets forth a complete and correct list of each patent, patent application and docketed invention, trademark, trade name, trademark or trade name registration or application, copyright or copyright registration or application for copyright registration, and each license or licensing agreement for any of the foregoing relating to any Transferred Asset or held by any of the Schaublin Entities with respect to the Business.

       (b) Except as disclosed in SCHEDULE 3.21(b), none of the Schaublin Entities has during the three years preceding the Closing Date been a party to any Proceeding, nor to the Knowledge of Sellers is any Proceeding threatened as to which there is a reasonable possibility of a determination adverse to any of the Schaublin Entities that involved or may involve a claim of infringement by any Person (including any Governmental Authority) of any Intellectual Property Right. Except as disclosed in SCHEDULE 3.21(b) no Intellectual Property Right is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by any of the Schaublin Entities, or restricting the licensing thereof by any of the Schaublin Entities to any Person. The use of the Intellectual Property Rights does not conflict with, infringe upon or violate any patent, patent license, patent application, trademark, trade name, trademark or trade name registration, copyright, copyright registration, service mark, brand mark or brand name or any pending application relating thereto, or any trade secret, know-how, programs or processes, or any similar rights, of any Person.

       3.22. ADVISORY FEES. There is no investment banker, broker, finder or other intermediary or advisor, other than Dr. Matthias U. Jermann, that has been retained by or is authorized to act on behalf of any of the Schaublin Entities or their Affiliates who might be entitled to any fee, commission or reimbursement of expenses from Buyer or any of its Affiliates upon consummation of the transactions contemplated by this Agreement. Sellers shall pay any fee, commission or reimbursement of expenses due to Dr. Matthias U. Jermann.

       3.23. DISCLOSURE OF BUSINESS SECRETS TO OTHERS;NON-COMPETITION
AGREEMENTS.

       (a) SCHEDULE 3.23(a) attached hereto sets forth a true and complete list of all persons or entities (other than customers, current employees, directors and shareholders of the Schaublin Entities and Buyer or Governmental Authorities with regulatory authority) to which Sellers have disclosed any customer lists or pricing data respecting the Business, the Transferred Assets or the Bovagnet Shares during the last two (2) years, including the name and address of each such person, a description of the information disclosed to each such person and a copy of any non-disclosure or other agreement executed by such person with respect to the disclosed information.

       (b) No contracts, agreements or arrangements of any kind, whether written or oral, currently exist to which any of the Schaublin Entities is a party and which (i) restrict any person or entity from engaging in the Business or from competing with any of the Schaublin Entities, or (ii) which restrict any of the Schaublin Entities from engaging in the Business or from competing with any other person or entity.

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

       3.24. ENVIRONMENTAL MATTERS.

       (a) Except as disclosed in SCHEDULE 3.24(a), to Sellers' Knowledge, each of the Schaublin Entities is in full compliance with all applicable Environmental Laws, which compliance includes, without limitation, the possession of and compliance with the terms and conditions of any necessary governmental or administrative licenses, permits and approvals required under applicable Environmental Laws as such Environmental Laws relate to the operation of the Business, all of which licenses, permits and approvals are set forth on
SCHEDULE 3.24(a) together with their respective expiration dates including the deadlines for applying for renewals, name changes and reissuance, and the dates on which any such license, permit or approval lapses by its terms.

       (b) There exists no Environmental Condition at the Leased Real Property.

       (c) None of the Schaublin Entities is subject to any pending or threatened Environmental Claim (i) against it directly or indirectly, or (ii) against any person or entity whose liability for Environmental Claims that any of the Schaublin Entities may have assumed contractually or by operation of law, and no facts, circumstances or conditions exist which could give rise to any such Environmental Claim.

       (d) None of the Schaublin Entities is or may be held responsible on account of any Environmental Condition at any other facility to which any of the Schaublin Entities sent or transported, directly or indirectly, Hazardous Materials.

       (e) There are not now and there have not been any minor complaints that have not been resolved under Applicable Law, orders, citations or notices with regard to air emissions, water discharges, noise emissions or Hazardous Materials with respect to the Business or any properties occupied or used by any of the Schaublin Entities in the conduct of the Business, and, to Sellers' Knowledge, no facts, circumstances or conditions exist which could give rise to such complaints, orders, citations or notices. There are not now and there have not been Hazardous Materials used, generated or stored by any of the Schaublin Entities in the conduct of the Business or on the Leased Real Property. Except as set forth in SCHEDULE 3.24(e), there are no underground storage tanks at the Leased Real Property. To Sellers' Knowledge, there has been no spill, discharge, release, contamination or clean-up of Hazardous Materials at any properties now or formerly occupied or utilized by any of the Schaublin Entities in the conduct of the Business, including, without limitation, into or upon the soil, surface water or ground water.

       3.25. TAX MATTERS.

       Except as set forth on SCHEDULE 3.25:

       (a) The Schaublin Entities have timely filed all Tax Returns required to have been filed by it, and have paid or accrued all Taxes due to any taxing authority with respect to all taxable periods ending on or prior to October 1, 1999 or otherwise attributable to all periods prior to October 1, 1999; and all such Tax Returns are true, correct and complete in all respects. None of the Schaublin Entities are currently the beneficiary of any extension of time within which to file any Tax Return.

       (b) The Schaublin Entities are and always have been in full compliance with all tax rules and regulations that the Business is subject to.

       (c) None of the Schaublin Entities has received notice that any taxing authority has asserted against any of the Schaublin Entities any deficiency in Taxes or claim for additional Taxes in connection with any tax period. Except for liens arising from Taxes which are due but not yet payable, there are no liens for Taxes on any of the Schaublin Entities' assets or on the Bovagnet Shares.

       (d) The Schaublin Entities have withheld and paid over all Taxes required to have been withheld and paid over in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party; and

       3.26. INSURANCE. SCHEDULE 3.26 sets forth a complete and correct list of all material insurance policies of any kind currently in force with respect to the Business (the "Insurance Policies"), including "occurrence based" liability policies regardless of the periods to which they relate. SCHEDULE 3.26 sets forth for each Insurance Policy the type of coverage, the name of the insureds, the insurer, the premium, the expiration date, the period to which it relates, the deductibles and loss retention amounts and the amounts of coverage.

       3.27. PRODUCTS.

       (a) All Products manufactured, processed, distributed, shipped or sold by the Schaublin Entities in connection with the Business and any services rendered by it have been in conformity with all applicable contractual commitments and all express or implied warranties. No Liability exists or will arise for repair, replacement or damage in connection with such sales or deliveries, in excess of the reserve therefor on the Financial Statements.
SCHEDULE 3.27(a) sets forth an accurate, correct and complete statement of all written warranties, warranty policies, service and maintenance agreements of the Business. The product warranty and return experience for the three (3) years ended December 31, 1998 and the nine month period ended September 30, 1999 is set forth on SCHEDULE 3.27(a).

       (b) SCHEDULE 3.27(b) sets forth an accurate, correct and complete list and summary description of all existing claims, duties, responsibilities, liabilities or obligations arising from or alleged to arise from any injury to person or property as a result of the ownership, possession or use of any Product manufactured or sold by the Schaublin Entities in connection with the Business prior to the Closing Date. Except as set forth in SCHEDULE 3.27(b), the Business will not be subject to any claim, expense, liability or obligation arising from any injury to person or property as a result of ownership, possession or use of any Product manufactured, processed, distributed, shipped or sold prior to the Closing Date.

              3.28. MATERIAL DISCLOSURES. No statement, representation or warranty made by Sellers in this Agreement or in any certificate, statement, list, schedule or other document furnished or to be furnished to Buyer hereunder contains, or when so furnished will contain, any untrue statement of a material fact, or fails to state, or when so furnished will fail to state, a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

              3.29. PAYMENT OF CONSIDERATION. Schaublin USA hereby agrees that the portion of the Consideration allocable to Schaublin USA, if any, shall be paid to the account of Schaublin Swiss pursuant to Section 2.10(a) and Schaublin USA acknowledges that such portion of the Consideration paid to the account of Schaublin Swiss is adequate and sufficient.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

       As an inducement to Sellers to enter into this Agreement and to consummate the transactions contemplated herein, Buyer hereby represents and warrants to Sellers that:

       4.1. ORGANIZATION AND EXISTENCE. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of Switzerland and has all corporate power and authority to enter into this Agreement and consummate the transactions contemplated hereby. Buyer is duly qualified to do business and in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary to carry on its business as now conducted.

       4.2. CORPORATE AUTHORIZATION. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement constitutes a legal, valid and binding agreement of Buyer, enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and subject to general principles of equity.

       4.3. GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by Buyer of this Agreement require no action by, consent or approval of, or filing with, any Governmental Authority other than as set forth in this Agreement.

       4.4. NON-CONTRAVENTION. The execution, delivery and performance by Buyer of this Agreement does not (a) contravene or conflict with the Certificate of Incorporation or By-laws of Buyer or (b) assuming compliance with the matters referred to in Section 4.3, contravene or conflict with or constitute a violation of any provision of any Applicable Law binding upon or applicable to Buyer.

       4.5. ADVISORY FEES. There is no investment banker, broker, finder or other intermediary or advisor that has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee, commission or reimbursement of expenses from Sellers or any of their Affiliates upon consummation of the transactions contemplated by this Agreement.

       4.6. LITIGATION. There is no Proceeding pending against or to the Knowledge of Buyer, threatened against or affecting Buyer before any court or arbitrators or any governmental body, agency or official that in any matter challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

                                    ARTICLE V

                              COVENANTS OF SELLERS

       5.1. COMPLIANCE WITH TERMS OF REQUIRED GOVERNMENTAL APPROVALS AND REQUIRED CONTRACTUAL CONSENTS. On and after the Closing Date, Sellers shall comply at their own expense with all conditions and requirements affecting Sellers and Bovagnet set forth in (a) all Required Governmental Approvals as necessary to keep the same in full force and effect assuming continued compliance with the terms thereof by Buyer and (b) all Required Contractual Consents as necessary to keep the same effective and enforceable against the Persons giving such Required Contractual Consents assuming continued compliance with the terms thereof by Buyer.

       5.2. MAINTENANCE OF INSURANCE POLICIES. On and after the Closing Date, Sellers shall not take or fail to take any action if such action or inaction, as the case may be, would adversely affect the applicability of any insurance in effect on the Closing Date that covers all or any part of the Transferred Assets or the Business with respect to the period of time ending on the Closing Date.

       5.3. CONFIDENTIALITY.

       (a) Sellers shall, and shall cause their representatives to, treat any data and information obtained with respect to Buyer or any of their Affiliates from any representative, officer, director, or employee of Buyer, or from any books or records of Buyer in connection with this Agreement or the Related Agreements, confidentially and with commercially reasonable care and discretion, and will not disclose any such information to third parties; PROVIDED, HOWEVER, that the foregoing shall not apply to (i) information in the public domain or that becomes public through disclosure by any party other than Sellers, or their respective Affiliates or representatives, so long as such other party is not in breach of a confidentiality obligation, (ii) information that may be required to be disclosed by Applicable Law or (iii) information required to be disclosed to obtain any Required Consents.

       (b) The parties hereto recognize and agree that in the event of a breach of this Section 5.3, money damages would not be an adequate remedy to Buyer or their Affiliates for such breach and, even if money damages were adequate, it would be impossible to ascertain or measure with any degree of accuracy the damages sustained therefrom. Accordingly, if there should be a breach or threatened breach of provisions of this Section 5.3, Buyer and their Affiliates shall be entitled to an injunction restraining Sellers from any breach without showing or proving actual damage sustained by Buyer or their Affiliates, as the case may be. Nothing in the preceding sentence shall limit or otherwise affect any remedies that Buyer and their Affiliates may otherwise have under Applicable Law.

       5.4. TAXES.

       (a) Subject to the procedure described below, all sales, use and other Taxes imposed in connection with or measured by the transactions contemplated by this Agreement or any Related Agreement shall be borne by Sellers, including any transfer Taxes imposed in connection with the Real Property Leases, and Sellers shall address all issues related to Taxes, including, without limitation, the declaration procedure concerning value added Taxes (the "Notification Procedure"). The parties shall cooperate in good faith with one another to avoid the withholding of value added Taxes by undertaking the Notification Procedure. In the event that the parties are required to pay value added Taxes to Swiss governmental authorities, Schaublin Swiss shall make such payment on behalf of the parties, and Buyer shall reimburse Schaublin Swiss thereafter when, if and to the extent that it is relieved from an obligation to pay value added Taxes as a result of a credit it has received in respect of Schaublin Swiss's payment.

       (b) Sellers agree that no new elections with respect to Taxes or any changes in current elections with respect to Taxes affecting the Transferred Assets or the Business shall be made after the date of this Agreement without the prior written consent of Buyer.

       (c) Buyer, on the one hand, and Sellers, on the other hand, shall (i) provide to each other such assistance as may reasonably be requested in connection with the preparation of any Tax Return relating to the Business and the conduct of any audit or other examination by any taxing authority or in connection with judicial or administrative proceedings relating to any liability for Taxes relating to the Business, (ii) retain all records or other information that may be relevant to the preparation of any Tax Returns relating to the Business, or the conduct of any audit or examination, or other tax proceeding relating to the Business, and (iii) retain all relevant documents, including prior year's Tax Returns relating to the Business, supporting work schedules and other records or information that may be relevant to such returns and shall not destroy or otherwise dispose of any such records without the prior written consent of the other party.

       5.5. RIGHT TO CORPORATE NAME.

       (a) Sellers hereby acknowledge and agree that, as a Transferred Asset, Buyer shall obtain the sole and exclusive right to use the tradename "Schaublin" or any variation or derivation thereof containing the name "Schaublin." Subject to the Trademark License Agreement, Sellers shall not at any time claim any right, title or interest to such name.

       (b) Subject to the Trademark License Agreement, effective on the Closing Date, Sellers shall take all necessary action to change by January 31, 1999 their respective corporate names in Switzerland and all countries in which they are incorporated or authorized to transact business, to a name that does not contain any words similar or reasonably likely be confused with the "Schaublin" name or any use by Buyer thereof.

       5.6. ASBESTOS CONDITIONS. During the course of its diligence activities, Buyer identified the existence of asbestos materials at the Leased Real Property, as described on SCHEDULE 5.6 hereto. Sellers agree to reimburse Buyer for all costs incurred by Buyer in order to satisfy all legal obligations respecting such asbestos conditions. Buyer shall have the right, at its election, to set-off the amount of such costs against amounts otherwise due to Schaublin Swiss under the Two Year Note.

       5.7. SCHEDULES. From time to time prior to the Second Closing, Schaublin Swiss shall promptly supplement or amend any Schedules hereto relating to Schaublin France with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to have been set forth in such Schedules hereto. No supplement or amendment of a Schedule made pursuant to this Section 5.7 shall be deemed to cure any breach of, affect or otherwise diminish any representation and warranty made in this Agreement unless Buyer specifically agrees thereto in writing.

       5.8. COMPLIANCE BY SELLERS. Schaublin Swiss shall ensure that the other Sellers each comply in all respects with its covenants and agreements in this Agreement and any Related Agreement to which it is a party.

       5.9 LICENSE AGREEMENT. Upon request of Schaublin Swiss, Buyer shall enter into a Trademark License Agreement on terms acceptable to Buyer under which Buyer grants to Tornos Bechler SA and Tornos Holding France S.a.r.l. a royalty-free and exclusive license for a term of four (4) years to use the trademarks in connection with a business similar to the CCN and CNC business.

                                   ARTICLE VI

                         COVENANTS OF BUYER AND SELLERS

       6.1. FURTHER ASSURANCES. Subject to the terms and conditions of this Agreement or any Related Agreement, each party will use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Law to consummate the transactions contemplated by this Agreement or any Related Agreement. Buyer and Sellers agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement or any Related Agreement. Following the Second Closing Date, Buyer shall make the employees and records of the Business reasonably available to Sellers during normal business hours at no charge to Sellers other than for out of pocket expenses incurred by Buyer for items such as photocopying or travel for the purposes of providing accounting information reasonably required by Sellers, providing testimony or information in connection with any legal proceeding or for any other appropriate purpose arising out of the ownership and operation of the Business by Schaublin Swiss, Schaublin France and Schaublin USA.

       6.2. CERTAIN FILINGS.

       (a) At the Second Closing, Sellers and Buyer shall execute, and Buyer shall subsequently publish, the Schaublin France Filing in the form attached hereto as Exhibit B in accordance with Applicable Laws. The parties hereto intend, and hereby agree, that the Schaublin France Filing is being entered into by the parties thereto only for the purposes of complying with the French law of March 17, 1909. Nothing contained in the Schaublin France Filing shall affect in any way the rights or obligations of any of the parties hereto. In the event of any inconsistency between any terms and conditions contained in the Schaublin France Filing with those contained in this Agreement, this Agreement shall govern.

       (b) The parties hereto shall cooperate with one another in determining whether any action by or in respect of, or filing with, any Governmental Authority is required or reasonably appropriate, or any action, consent, approval or waiver from any party to any Contract is required or reasonably appropriate, in connection with the consummation of the transactions contemplated by this Agreement or any Related Agreement. Subject to the terms and conditions of this Agreement or any Related Agreement, in taking such actions or making any such filings, the parties hereto shall furnish information required in connection therewith and seek timely to obtain any such actions, consents, approvals or waivers.

       6.3. PUBLIC ANNOUNCEMENTS.

       (a) Buyer may, at its election, cause the transactions contemplated by this Agreement and the Related Agreements to be published after the First Closing Date in the Schweizerisches Handelsamtsblatt in accordance with Article 181 of the Swiss Federal Code of Obligations.

       (b) Except as provided in Sections 2.10(b) and (a) above, the parties agree that they will not make any disclosure with respect to this Agreement or the transactions contemplated hereby or cause to be publicized in any manner whatsoever by way of interviews, responses to questions or inquiries, press releases or otherwise any aspect of this Agreement or the transactions contemplated hereby without prior written notice to and approval of the other parties hereto, unless such party reasonably concludes that such release of information is required by applicable law or stock exchange regulations, and the parties hereto cannot reach agreement upon a mutually acceptable form of release. Notwithstanding the foregoing, the parties hereto may, on a confidential basis, advise their respective agents, accountants, attorneys and financing sources with respect to the contents of this Agreement and the transactions contemplated hereby.

       6.4. ADMINISTRATION OF ACCOUNTS. All payments and reimbursements made in the ordinary course by any third party in the name of or to any of the Schaublin Entities or any Affiliate thereof in connection with or arising out of the Transferred Assets, the Business or the Assumed Liabilities after the Closing Date shall be held by such Schaublin Entity or such Affiliate in trust for the benefit of Buyer and, immediately upon receipt by such Schaublin Entity or any such Affiliate of any such payment or reimbursement, such Schaublin Entity shall pay, or cause to be paid, over to Buyer the amount of such payment or reimbursement without right of set off.

       6.5. EMPLOYEES AND EMPLOYEE BENEFIT MATTERS.

       (a) In connection with the transactions contemplated hereby, all of the employment agreements between any of the Schaublin Entities and the Employees who were actively at work in connection with the Business immediately prior to the Closing Date were assigned to Buyer. All employees so hired by Buyer pursuant to the transactions contemplated hereby are referred to as "Transferred Employees". Except for any other arrangements with any Employees who were formerly employed by any of the Schaublin Entities as disclosed on SCHEDULE 6.5(a), there are no other agreements with any Employee except as disclosed on
SCHEDULE 3.18(a).

       (b) Buyer agrees to assume responsibility to the Transferred Employees for the payment of any accrued wages, salaries, commissions, vacation pay, sick pay, severance obligations and any other employee benefit or entitlement of any kind or nature whatsoever accrued or accruing to such employees pursuant to any employee benefit plan, fund, program, contract (oral or written), policy or arrangement arising by reason of any Applicable Law or any agreement that any of the Schaublin Entities may have with any such Transferred Employees, but only if, and to the extent, accrued on the Interim Financials.

       Sellers shall be responsible to satisfy and/or to reimburse Buyer on account of, any claims made by any Transferred Employees against Buyer for severance pay, unfair or unlawful termination, continued entitlement to benefits beyond termination and the like in the event of, and regardless of the circumstances of, termination by Buyer of the employment of any Transferred Employees following the Closing Date to the extent that any such claims relate to, or otherwise arise on account of, or are calculated in whole or in part by reference to, the period prior to the Closing Date.

       (c) Buyer and Sellers shall use their best efforts to cooperate in good faith to take all actions required or necessary under Applicable Laws to allocate and attribute properly and promptly the monies in the "Fondation pour la prevoyance en faveur du personnel de la

Fabrique de machines Schaublin SA" and the "Caisse de retraite et de prevoyance de Schaublin SA" to and on account of the Transferred Employees and the transactions contemplated by this Agreement and the Related Agreements so that
(i) all such monies will be available to Buyer for Buyer's use in compliance with Applicable Laws and (ii) the Transferred Employees do not suffer any disadvantage on account of the transactions contemplated by this Agreement or the Related Agreements with respect to either the Fondation pour la prevoyance en faveur du personnel de la Fabrique de machines Schaublin SA" or the "Caisse de retraite et de prevoyance de Schaublin SA". Without limiting the generality of the foregoing, Sellers shall keep Buyer informed of all actions taken, including all oral and written communications with any third party, to comply with this Section 6.5(c), and Sellers shall confer with Buyer prior to any application or submission to any Governmental Authority made in connection with this Section 6.5(c).

       6.6. PRODUCT WARRANTY CLAIMS. In the event of any Liability arising out of, resulting from, or relating to, claims seeking return, replacement, and/or repair of any Products manufactured on or prior to the Closing pursuant either to (i) express Product warranties extended by Sellers or by Buyer after the Closing Date (provided that the warranties of Buyer are no more expansive than the warranties extended by the Schaublin Entities prior to the Closing Date), or
(ii) Product warranties or obligations implied or provided by applicable law (together, the "Excluded Product Warranty Claims") with respect to any such Products, the following shall apply:

       (a) Buyer shall, on behalf of the Schaublin Entities, satisfy any such Excluded Product Warranty Claims in the ordinary course of business, and

       (b) Schaublin Swiss shall reimburse, within fifteen (15) days of presentment of a written summary thereof, Buyer one hundred percent (100%) of the costs incurred by Buyer in connection therewith.

       6.7. RECEIVABLES.

       (a) Buyer shall, in the ordinary course of business, include in its billing to customers, and, subject to the following provisions hereof, collect the Receivables; provided, however, that in no event shall Buyer be obligated to take any action, including without limitation to institute legal action, to collect any of the Receivables. Except as set forth in subsection (b) below, all payments received by Buyer from account debtors indebted to any of the Sellers, on the one hand, and Buyer, on the other hand, shall be applied first to the indebtedness owed by the account debtor on account of the Receivables, and then to any indebtedness owed by the account debtor to Buyer arising subsequent to the Closing Date.

       (b) Notwithstanding the foregoing, Buyer shall be entitled, at its discretion, to sell Products to any customer on a C.O.D. basis or other accelerated payment procedure, in which event any C.O.D. payment or other accelerated payment received by Buyer from such customer shall be applied first to the amount owed to Buyer on account of such sale and/or services and the excess, if any, to the outstanding balance due on account of the Receivables. In addition, Buyer shall not be obligated to apply proceeds as set forth in subsection (a) above with respect to any of the Receivables that are disputed, for any reason whatsoever, by the applicable customer.

       (c) Following or concurrently with the delivery of the Closing Statement, Buyer shall provide Sellers with a list of the Receivables of each of the Schaublin Entities that appeared on the Interim Financials, if any, that were not actually collected by Buyer within 90 days following the Second Closing Date (the "Uncollected Receivables"). Within five (5) Business Days following the delivery by Buyer of such list, Sellers shall repurchase from Buyer, and Buyer shall transfer, sell and assign to Sellers, free and clear of all Liens, all of the Uncollected Receivables. Sellers' obligation to repurchase the Uncollected Receivables may be satisfied in whole or in part, at Buyer's election, by way of set off against the obligations of Buyer in respect of the Two Year Note.

       (d) Sellers shall not take any action to collect any of the Receivables prior to the transfer, sale or assignment of the Receivables pursuant to (d) above, and Sellers shall promptly notify Buyer if any of the Sellers receives payment in respect of any of the Receivables. Sellers covenant and agree that following any such sale, transfer or assignment, it shall provide Buyer with fifteen (15) Business Days' prior written notice before instituting any formal collection proceedings against any account-debtor.

       6.8. ACTIONS PRIOR TO THE SECOND CLOSING DATE. During the period between the First Closing Date and the Second Closing Date, Sellers shall cause Schaublin France to operate and carry on the Business only in the ordinary course and substantially as presently operated. Consistent with, but without limiting the generality of, the foregoing, Sellers shall cause Schaublin France:
(i) to keep and maintain all its assets in good and operating condition and repair and shall use its reasonable efforts to preserve the goodwill of the suppliers, contractors, licensors, employees, customers, distributors and others having business relations in respect of the Business, (ii) not to accelerate any sales or billings in anticipation of the within transactions, (iii) not to make any change to, or amend in any way, the contracts, salaries, wages, or other compensation of any officer, director, employee, agent, or other similar representative of Schaublin Swiss, and (iv) not to adopt, enter into, amend, alter, or terminate (partially or completely) any Plan, except as contemplated by this Agreement or to the extent required by Applicable Law. Except as expressly contemplated by this Agreement, or except with the express written approval of Buyer, Sellers shall not permit any change in the Business of Schaublin France or the operations of the Business by Schaublin France other than in the ordinary course of business consistent with past practices.

       6.9. INTERNET SITE. Buyer shall include content on the Internet web site located at WWW.SCHAUBLIN.CH concerning the Machine Tool Business as shall have existed on such web site prior to the First Closing Date for a term commencing on the Closing Date and expiring upon the earlier to occur of (x) the consummation of the sale by Schaublin Swiss of substantially all of its assets related to the Machine Tool Business or (y) six (6) months.

                                  ARTICLE VII

                                 INDEMNIFICATION

       7.1. INDEMNITY BY SCHAUBLIN SWISS.

       (a) Subject to the limitations set forth herein, Schaublin Swiss hereby agrees to indemnify and to hold Buyer and Bovagnet harmless from and against any and all injuries, losses, expenses, fees, penalties, demands, claims, actions, causes of action, judgments, assessments, damages, obligations, liabilities and costs, including all costs incurred in connection with any claim for indemnification hereunder (e.g., legal fees, accounting fees, and all other costs of investigation), of every nature and description and in any venue, including, but not limited to, in Switzerland (collectively, "Losses"), and shall pay Buyer or Bovagnet, as the case may be, on demand the full amount of any such Losses relating to, arising out of, or resulting from (i) any inaccuracy in any representation, or the breach of any warranty, covenant or other agreement, made by Sellers in connection with this Agreement or any Related Agreement; (ii) any failure by Sellers duly to perform or observe any term, provision or covenant in this Agreement or any Related Agreement; (iii) any matter or thing, or any state of fact or condition, relating to the Schaublin Entities or the conduct of the Business arising or relating to the period prior to the Closing, other than the Assumed Liabilities or Monetary Liabilities of any of the Schaublin Entities; (iv) any Liabilities of the Schaublin Entities during the Pre-Closing Period that are not Liabilities in respect of the Business; (v) any of the Transferred Assets and related computer systems of and concerning the Business not being Year 2000 Compliant, but only to the extent (A) that Schaublin Swiss cannot establish that it has taken all reasonable measures or precautions to assure that such Transferred Assets and related computer systems were Year 2000 Compliant or (B) relating to those software systems described in SCHEDULE 7.2; (vi) any failure by Bovagnet to file in a timely manner any Tax Return; and (vii) the actions of Sylvain Lagenaux or Charles Schaublin in their capacity as directors of Bovagnet during the period from the Closing through the date before the resignations of such Persons as directors of Bovagnet become effective.

       By way of further clarification of the foregoing clauses (iii) and (iv), this indemnification shall apply to all of the liabilities or obligations arising or relating to the period prior to the Closing Date other than the Assumed Liabilities, whether or not known as of the Closing Date, whether or not asserted prior to the Closing Date, whether or not the circumstances giving rise to such indemnification continue following the Closing Date, and whether or not Buyer would become liable for any such matters by operation of law or otherwise.

       (b) Notwithstanding subparagraph (a) above, Schaublin Swiss shall not be liable as an Indemnifying Party (as defined herein) until all Losses sustained by Buyer as the Indemnified Party (as defined herein) for indemnification exceed 250,000 Swiss Francs in the aggregate, and thereafter Schaublin Swiss shall be liable, subject to the other limitations set forth elsewhere in this Agreement, for all Indemnity Claims (as defined herein) (including the first

250,000 Swiss Francs of Losses); PROVIDED, HOWEVER, that Schaublin Swiss shall be liable for all Indemnity Claims by Buyer as the Indemnified Party, regardless of amount, arising out of (i) the fraud of any of Sellers or (ii) any Excluded Liability.

       (c) Buyer's sole recourse against Schaublin Swiss pursuant to this
Section 7.1 shall be against the Two Year Note; PROVIDED, HOWEVER, that there shall be no limit on the aggregate liability of Schaublin Swiss for Losses incurred by Buyer in connection with (i) the fraud of any of Sellers, (ii) any Excluded Liability, (iii) a Third Party Claim (as defined herein) or (iv) any Liability of Bovagnet that is not a Monetary Liability; PROVIDED, FURTHER, that Buyer shall have the right to withhold from any payment on the Two Year Note an amount equal to Buyer's good faith estimate of its pending Indemnity Claims, and Buyer shall place such withheld amount into an escrow account mutually established by Buyer and Schaublin Swiss until the resolution of such Indemnity Claims.

       7.2. INDEMNITY BY BUYER. Buyer hereby agrees to indemnify and to hold Sellers harmless from and against any and all Losses of any kind or nature whatsoever, and shall pay Sellers on demand the full amount of any such Losses relating to, arising out of or resulting from (a) any inaccuracy in any representation, or the breach of any warranty, covenant or other agreement made by Buyer in this Agreement, (b) any failure by Buyer duly to perform or observe any term, provision, covenant or agreement hereof or contained herein to be performed or observed by Buyer, including, without limitation, any failure by Buyer to satisfy the Assumed Liabilities after the Closing Date, (c) liabilities of Sellers that would otherwise be Assumed Liabilities if Buyer elects to publish the transactions contemplated by this Agreement and the Related Agreements as described in Section 6.3(a) and (d) liabilities of Sellers that would otherwise be Assumed Liabilities if the related creditor does not agree to the change of the debtor.

       7.3. PROCEDURE FOR SATISFACTION OF INDEMNITY CLAIMS. The obligations and liabilities of each indemnifying party hereunder shall be subject to the following terms and conditions:

       (a) A party hereto who is responsible for indemnifying the other party against any matter pursuant to this Agreement is referred to as the "Indemnifying Party", and the other party claiming indemnity is referred to as the "Indemnified Party." Any claim for indemnification made pursuant to this
Article VII is sometimes referred to as an "Indemnity Claim."

       (b) The Indemnified Party shall give prompt written notice to the Indemnifying Party of any Indemnity Claim after learning of the existence thereof; provided, however, that the failure to provide such prompt notice shall in no event impair the rights of the Indemnified Party or limit the obligations of the Indemnifying Party hereunder except to the extent that such failure has a material adverse effect on the ability of the Indemnifying Party adequately to defend such claim. In the event of a claim brought by a third party (a "Third Party Claim") which might give rise to an Indemnity Claim by the Indemnified Party, such notice of the Indemnity Claim shall state the nature and basis of said Indemnity Claim and the amount thereof, to the extent known. In the event of any other Indemnity Claim, including one for an alleged breach or misrepresentation hereunder, such notice shall state the nature and basis thereof, the amount of the asserted damages, and the method by which such alleged damages were calculated; provided, however, that the Indemnified Party shall in all events have the right subsequently to revise the basis for such Indemnity Claim and the amount of damages asserted as well as the method by which such damages are calculated.

       (c) In the event of a Third Party Claim:

              (i) Provided that the Indemnifying Party (1) first irrevocably admits in writing to the Indemnified Party that such claim is one in respect of which the Indemnifying Party is obligated to indemnify the Indemnified Party hereunder, and (2) has adequately evidenced to the Indemnified Party its ability to satisfy such claim, the Indemnifying Party shall be entitled to contest and to assume the defense of the claim at the Indemnifying Party's expense, and further provided that it utilizes reputable counsel reasonably satisfactory to the Indemnified Party. Should the Indemnifying Party give notice to the Indemnified Party of the Indemnifying Party's election to assume the contest or defense as aforesaid, then the Indemnifying Party shall be obligated promptly to defend such claim. The Indemnified Party shall, at the Indemnifying Party's expense, make available to the Indemnifying Party and its attorneys, accountants or other duly designated agents all books and records of the Indemnified Party relating to any such action, suit or proceeding, and the parties hereto agree to render to each other such assistance (at the expense of the Indemnifying Party) as they may reasonably require of each other in order to ensure the proper and adequate contest or defense of any such action, suit or proceeding. The Indemnified Party shall be entitled, with counsel selected by the Indemnified Party, to participate in (but not to control), at its own expense, the defense of any claim or litigation which the Indemnifying Party has, in accordance with the provisions of this subsection (i), elected to defend, and to be kept fully informed of the status thereof at all stages, including the right to receive, at the Indemnifying Party's expense, copies of all pleadings and other material papers in connection with such claim or litigation.

              The Indemnifying Party shall not settle any Third Party Claim without the consent of the Indemnified Party unless (1) the Indemnifying Party fully indemnifies the Indemnified Party for all Losses in connection with such settlement of such claim, (2) there is no finding or admission of any violation of Law by the Indemnified Party not agreeing to the settlement, and (3) the relief granted in connection therewith requires no action on the part of, and has no economic or other effect on, the Indemnified Party.

              (ii) If the defense of a Third Party Claim is not assumed by the Indemnifying Party as provided in subsection (i) above, then the Indemnified Party may (to the extent that the Indemnified Party determines to do so in its sole discretion) conduct any such proceeding as it deems appropriate, and may take whatever action it deems necessary or appropriate to resolve or settle such claim or dispute, but shall in no event have any obligation to defend any such claim or proceeding or to appeal any adverse finding or determination or to defend the appeal by any other party to a favorable determination, it being understood and agreed that any actions taken or omitted with respect to the foregoing shall not avoid, reduce or mitigate the Indemnifying Party's liability hereunder. The Indemnifying Party shall nevertheless, at its own expense, make available to the Indemnified Party and its attorneys and accountants all books and records of the Indemnifying Party relating to such proceedings or litigation, and shall render to the Indemnified Party such assistance as may be reasonably requested by the Indemnified Party.

       The Indemnifying Party shall be entitled, with counsel selected by it, to participate in (but not to control), at its own expense, the defense of any claim or litigation which the Indemnifying Party has not elected to defend in accordance with the provisions of subsection (i) above.

       The Indemnified Party shall not settle any Third Party Claim without first giving notice of the proposed settlement to the Indemnifying Party (the "Settlement Notice"). The Indemnifying Party shall have the right, exercisable within three (3) Business Days following receipt of the Settlement Notice, to instruct the Indemnified Party not so to settle such Third Party Claim, provided that, in such event, the Indemnifying Party shall be required to assume the defense of any such Third Party Claim subject to and in accordance with the provisions and prerequisites of subsection (i) above (including those set forth in the first sentence thereof); provided that the Indemnified Party shall be entitled to settle such Third Party Claim regardless of the instructions of the Indemnifying Party to the contrary if the Indemnifying Party is unable or fails to satisfy the requirements set forth in clauses (1) and (2) contained in the first sentence of subsection (i) above.

       7.4. SATISFACTION OF INDEMNITY CLAIMS. In the event Buyer shall assert an Indemnity Claim pursuant to Section 7.1 hereof against Schaublin Swiss, such claim may be satisfied by Schaublin Swiss, and in all events, Buyer may obtain satisfaction of any such claim, by way of set-off against any amounts owing by Buyer to Sellers, including against Buyer's obligations under the Two Year Note. In all events, and notwithstanding anything to the contrary contained in this Agreement, Schaublin Swiss agree and acknowledge that the provisions of this
Section 7.4 shall not be construed as a limitation on the amount or scope of the obligations of Schaublin Swiss to indemnify Buyer under this Article VII; further, nothing contained herein or elsewhere shall be construed as providing that the right of Buyer of set-off pursuant to this Section 7.4 is the sole source of Buyer for recourse against Schaublin Swiss, it being understood that Schaublin Swiss shall remain fully liable hereunder in accordance with the provisions hereof notwithstanding the unavailability or exhaustion of such payment sources.

       7.5. INTEREST. The Indemnifying Party shall pay the Indemnified Party interest at the per annum rate of five percent (5%), compounded quarterly, for any indemnifiable Loss from the date such indemnifiable Loss was actually paid, incurred or suffered by the Indemnified Party until paid in full by the Indemnifying Party.

       7.6. PAYMENTS. All sums payable by any party pursuant to this Article VII shall be paid free and clear of all deductions or withholdings, unless otherwise required by law, in which event the Indemnifying Party shall pay such additional amounts as shall be required to insure that the net amount received by the Indemnified Party will equal the full amount that would have been received had no such deduction or withholding been made.

       7.7. NO LIMITATION. The representations, warranties and covenants of Sellers contained in this Agreement shall not be limited in any respect by or on account of (a) any facts and circumstances known or which should have been known by Buyer or their agents, attorneys or other advisors as a result of any due diligence investigations undertaken by Buyer on or before the Closing or otherwise or (b) by any disclosure made by Sellers to Buyer, except as set forth on the Schedules hereto.

                                  ARTICLE VIII

                NON-COMPETITION, NON-DISCLOSURE, NON-SOLICITATION

       8.1. NON-COMPETITION. For a period of five (5) years from the Closing Date (the "Restricted Period"), Sellers shall not engage, directly or indirectly, in the Business in the Business Area. By way of further definition and explanation of the preceding sentence, and without limiting the generality of the preceding sentence, during such Restricted Period, Sellers shall not devote any time or attention to acquiring, managing, operating, joining, controlling, participating or becoming financially interested in, or being connected with (in any capacity, whether as a partner, stockholder, investor, consultant, independent contractor, agent, representative or otherwise), or providing any direct or indirect financial assistance to, any person, corporation, firm, business, partnership, or other entity which is engaged, directly or indirectly, in the Business. Nothing contained herein, however, shall prohibit Sellers from acquiring and owning, for investment purposes only, up to one percent (1%) of the outstanding equity securities of an entity engaged in the Business if such equity securities of any such entity are available to the general public on a national securities exchange.

       8.2. NON-DISCLOSURE. Sellers hereby acknowledge, covenant and agree that, from and after the Closing Date and without regard to time, it/he/she will hold any and all items constituting Business Secrets communicated or transmitted to, or otherwise obtained by, it/him in strictest confidence; and Sellers shall not, regardless of the reason therefor, directly or indirectly make use of, exploit, disclose or divulge any Business Secrets to any other person or entity (except to the extent such information is required to be submitted to any federal, state or local governmental agent or to any third party pursuant to subpoena or other court process), or make any false statement or otherwise commit any act (including contacting any customers of the Business) that could in any way be injurious or detrimental to the use of the Transferred Assets by Buyer, including without limitation its image, business or customer relations.

       For the purposes hereof, "Business Secrets" shall mean all information and materials pertaining to the Business or the Transferred Assets, including, without limitation, customer information, business methods, policies, procedures, techniques, sales and marketing strategies, financial statements, sales and gross profit data, employee and independent contractor rosters and profiles, pricing and cost data, contract information, know-how and all other information relating to or dealing with the Business or the Transferred Assets. Furthermore, the term Business Secrets shall apply to any of the foregoing, whether or not in written form and whether or not Sellers have possession of such writings.

       8.3. NON-SOLICITATION OF CUSTOMERS. During the Restricted Period, Sellers shall not, on their own behalf, or for the benefit of any other person or entity, for any reason, accept any business with respect to the Business from, or interfere in any manner with business relationship of Buyer with, any present or former customer of the Business. Without limiting the generality of the foregoing, Sellers shall not solicit or induce, or attempt to solicit or induce, any business with respect to the Business (directly or indirectly through any person or entity) from any customer, regardless of the purpose. Furthermore, nothing contained in this Section 8.3 shall be construed to infer that Sellers are, in any respect whatsoever, retaining any rights to, or in respect of, any customer list, any customer information or any other Business Secrets for direct or indirect use after the expiration of the Restricted Period, it being understood that pursuant to this Agreement Buyer is acquiring all of Sellers rights thereto without limitation as to time or otherwise.

       8.4. NON-SOLICITATION OF EMPLOYEES. During the Restricted Period, Sellers shall not solicit or induce, or attempt to solicit or induce (directly or indirectly through any person or entity), for employment, any employee, agent, consultant or other representative of Buyer.

       8.5. OBLIGATION FOR EMPLOYEES' ACTIONS. Notwithstanding, and without in any way limiting the generality of, the provisions of Section 8.2, Sellers hereby covenant and agree that, in the event any present or former employee, agent, representative or independent contractor of any of the Schaublin Entities has disclosed or used for his own benefit any Business Secrets, Sellers shall, at the request of Buyer, and at the cost and expense of Sellers, immediately commence and diligently prosecute an appropriate action or proceeding to enjoin permanently any such disclosure and/or use, and shall use its best efforts to obtain a court order restraining any such disclosure and/or use during the pendency of such action or proceeding and/or to seek other remedies in law or in equity. At the request of Buyer, and at the cost and expense of

Sellers, Sellers shall assign to Buyer any cause of action or other claim that Sellers may have against any present or former employee, agent, representative or independent contractor, and Sellers will, at their cost and expense, cooperate with Buyer, as reasonably requested by Buyer, in the prosecution of such claim.

       8.6. REMEDIES. Sellers acknowledge and agree that the agreements and covenants contained in this Article VIII are of a unique and valuable nature and may, if breached, result in irreparable damage to Buyer that may not be readily susceptible to monetary valuation; and, accordingly, in the event of the breach of any covenant or agreement contained in this Article VIII, Buyer shall be entitled to seek and obtain injunctive or other equitable relief, in addition to any other remedies provided by law or equity, in furtherance of the enforcement thereof. In no event shall the amount or value of any consideration paid or given by Buyer for the covenants and agreements contained in this Article VIII, or otherwise in connection with this Agreement, be used to determine the scope or extent of damages suffered by Buyer in the event of a breach by Sellers of such covenants and agreements.

       8.7. CONSIDERATION.

       (a) Buyer shall pay Sellers a portion of the aggregate amount of consideration on account of the covenants and agreements set forth in this
Article VIII, as set forth in Article II above; provided that, in addition to such stated consideration, Sellers acknowledge that Buyer would not have completed the within transaction absent the Restrictive Covenants.

       (b) Each of the Sellers hereby agrees and acknowledges that the payment of the Consideration shall be deemed adequate consideration for the transactions contemplated by this Agreement.

                                   ARTICLE IX

                                  MISCELLANEOUS

       9.1. ACTIONS BY SELLERS. For the purposes of this Agreement, any action, notice, determination, agreement, consent, approval or response, or lack or failure of any of the foregoing, made or provided by Schaublin Swiss (or a substitute appointed by Schaublin Swiss or its successor in interest) to Buyer under or in connection with this Agreement, (a) shall constitute the action, notice, determination, agreement, consent, approval or response, or lack or failure thereof, of any group of Sellers to be made or provided by such group under or in connection with this Agreement or any Related Agreement and (b) may be relied upon as such by Buyer. Furthermore, for the purposes of this Agreement, Buyer may deliver to Schaublin Swiss any notice, request, instruction or other communication to be given hereunder by Buyer to any Seller; such delivery shall constitute notice, request, instruction or other communication to each or any of the Sellers, as the case may be.


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

       9.2. NOTICES. Any notice, request, instruction or other communication to be given hereunder by any party to another shall be given by hand delivery, certified or registered mail (return receipt requested) or by overnight express service, addressed to the respective party or parties at the following addresses:

       If to Sellers:

               Schaublin SA
               Rue Principale 2 - 4
               2735 Bevilard

       If to Buyer:

               c/o Roller Bearing Company of America, Inc.
               60 Round Hill Road
               Fairfield, Connecticut 06430
               Attn: Michael Gostomski
               Telecopier No.:  203-256-0775

       with a copy (which shall not constitute notice) to:

               McDermott, Will & Emery
               50 Rockefeller Plaza
               New York, New York 10020
               Attn:  C. David Goldman, Esq.
               Telecopier No.: 212-547-5444

or to such other address or addresses as any party may designate to the others by like notice as hereinabove set forth. Any notice given hereunder shall be deemed given and received on the date of hand delivery, or one (1) day after delivery to an overnight express service for next day delivery, as the case may be.

       9.3. AMENDMENTS; NO WAIVERS.

       (a) Any provision of this Agreement may be amended or waived if and only if such amendment or waiver is in writing and signed, in the case of an amendment, by all parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective.

       (b) No waiver by a party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

       9.4. EXPENSES. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

       9.5. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of each other party, except that Buyer may assign any and all of its right, interests and obligations hereunder as security for obligations to its lenders and except that Buyer may assign its rights and obligations under this Agreement in whole or in part to an Affiliate; PROVIDED that Buyer shall not be released from any of its obligations hereunder by reason of such assignment.

       9.6. GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the internal laws (without reference to choice or conflict of laws) of the State of New York, and the parties hereby expressly waive the application of the law of any other state or country, including, without limitation, Switzerland, unless the laws of Switzerland require the application of the laws of Switzerland to certain provisions of this Agreement or any Related Agreement.

       9.7. COUNTERPARTS; EFFECTIVENESS. This Agreement may be signed in any number of counterparts, each of which shall be an original with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.

       9.8. ENTIRE AGREEMENT. This Agreement (including the Schedules and Exhibits referred to herein which are hereby incorporated by reference) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral between the parties with respect to the subject matter of this Agreement. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

       9.9. CAPTIONS. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. All references to an Article or Section include all subparts thereof.

       9.10. SEVERABILITY. If any provision of this Agreement, or the application thereof to any Person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other Persons, places and circumstances shall remain in force and effect only if, after excluding the portion deemed to be unenforceable, the remaining terms shall provide for the consummation of the transactions contemplated hereby in substantially the same manner as originally set forth at the later of the date this Agreement was executed or last amended.

       9.11. CONSTRUCTION.

       (a) The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against either party. Any reference to any Applicable Law shall be deemed also to refer to all rules and regulations promulgated thereunder unless the context requires otherwise. Whenever required by the context, any gender shall include any other gender, the singular shall include the plural and the plural shall include the singular. The words "herein," "hereof," "hereunder," and words of similar import refer to the Agreement as a whole and not to a particular section. Whenever the word "including" is used in this Agreement, it shall be deemed to mean "including without limitation," "including, but not limited to" or other words of similar import such that the items following the word "including" shall be deemed to be a list by way of illustration only and shall not be deemed to be an exhaustive list of applicable items in the context thereof.

       (b) The parties hereto intend that each representation, warranty, and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.

       9.12. ARBITRATION OF CLAIMS.

       (a) Except as otherwise provided elsewhere in this Agreement, any dispute or difference between or among the parties arising out of this Agreement or the transactions contemplated hereby, including without limitation any dispute between an Indemnitee and any Indemnifying Party under Article VII, which the parties are unable to resolve themselves shall be submitted to and resolved by arbitration as herein provided. Within ten (10) days of a demand for arbitration, or within such other time period as the parties may agree the Indemnitee and the Indemnifying Party shall each designate one arbitrator. Within ten (10) Business Days after the appointment of the two arbitrators, the two arbitrators shall designate a third arbitrator mutually acceptable to them who has substantial professional experience with regard to corporate legal matters. If the arbitrator chosen by the Indemnitee and the arbitrator chosen by the Indemnifying Party fail to agree upon the third arbitrator within such ten
(10) Business Day period, the third arbitrator shall be appointed by the International Arbitration Association as soon as practicable and shall be a certified public accountant who is not affiliated with any party in interest to such arbitration and who has substantial professional experience with regard to corporate legal matters.

       (b) The three arbitrators shall consider the dispute at issue in London, England at a mutually agreed upon time within thirty (30) days (or such longer period as may be acceptable to the Indemnitee and the Indemnifying Party) of the designation of the arbitrators. The arbitrator shall not have the authority to modify any term or provision of this Agreement. The arbitration proceeding shall be held in accordance with the rules for commercial arbitration of the International Arbitration Association in effect on the date of the initial request by the Indemnitee or Indemnifying Party, as the case may be, that gave rise to the dispute to be arbitrated (as such rules are modified by the terms of this Agreement or may be further modified by mutual agreement of the Indemnitee and Indemnifying Party or at the direction of the arbitrators) and shall include an opportunity for the parties to conduct discovery in advance of the proceeding, which discovery may be limited by rules established by the arbitrators. All proceedings shall be conducted in the English language. Notwithstanding the foregoing, the Indemnitee and Indemnifying Party agree that they will attempt and they intend that they and the arbitrators should use their best efforts in that attempt, to conclude the arbitration proceeding and have a final decision from the arbitrators within ninety (90) days from the date of selection of the arbitrators; PROVIDED, HOWEVER, that the arbitrators shall be entitled to extend such 90-day period one or more times to the extent necessary for such arbitrators to place a dollar value on any claim that may be unliquidated. The arbitrators shall immediately deliver a written decision with respect to the dispute to each of the parties, who shall promptly act in accordance therewith. Each Indemnitee and Indemnifying Party to such arbitration agrees that any decision of the arbitrators shall be final conclusive and binding, absent fraud or manifest error, and that they will not contest any action by any other party thereto in accordance with a decision of the arbitrators, except if such factors are present. It is specifically understood and agreed that any party may enforce any award rendered pursuant to the arbitration provisions of this Section 9.12 by bringing suit in any court of competent jurisdiction.

       (c) All fees, costs and expenses (including attorneys' fees and expenses) incurred by the party that prevails in any such arbitration commenced pursuant to this Section 9.12 or any judicial action or proceeding seeking to enforce the agreement to arbitrate disputes as set forth in this Section 9.12 or seeking to enforce any order or award of any arbitration commenced pursuant to this Section
9.12 may be used against the party or parties that do not prevail in such arbitration in such manner as the arbitrators or the court in such judicial action, as the case may be, may determine to be appropriate under the circumstances. All costs and expenses attributable to the arbitrators shall be allocated among the parties to the arbitration in such manner as the arbitrators shall determine to be appropriate under the circumstances.

       9.13. CUMULATIVE REMEDIES. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law; provided, however, that none of the parties hereto shall be entitled to duplicative monetary remedies on account of the same Loss (for example, the indemnification obligations of Schaublin Swiss under Section 7.1 with respect to any Loss would be reduced by any insurance proceeds that Buyer or Bovagnet received on account of such Loss).


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

       9.14. THIRD PARTY BENEFICIARIES. No provision of this Agreement shall create any third party beneficiary rights in any Person, including any employee of Buyer or employee or former employee of the Schaublin Entities or any Affiliate thereof (including any beneficiary or dependent thereof); provided, however, that Roller Bearing Company of America, Inc. shall be the third party beneficiary of all rights and privileges of Buyer granted or created by this Agreement or any Related Agreement.

       IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be duly executed by an authorized officer as of the day and year first above written.

BUYER:

RBC SCHAUBLIN SA



By: /s/ Michael S. Gostomski
   -------------------------------
Name: Michael S. Gostomski
Title: Executive  Vice President

SELLERS:

SCHAUBLIN S.A.

By: /s/ Dr. Matthias V. Jermann
   -------------------------------
Name:
Title:



SCHAUBLIN FRANCE SA



By: /s/ Dr. Matthias V. Jermann
   -------------------------------
Name:
Title:



SCHAUBLIN USA INC.



By: /s/ Dr. Matthias V. Jermann
   -------------------------------
Name:
Title:

                                 SCHEDULE 2.1(b)


RBC Nice Bearings, Inc.
RBC France SAS